UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K/A (amendment 4)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report(Date of Earliest Event Reported): December 17, 2010

MATCHES, INC.

 (Exact name of registrant as specified in its charter)

WYOMING

(State or other jurisdiction of incorporation)

333-149293

68-0664590

(Commission File Number)     (IRS Employer Identification No.)

Suzhou Jinkai Textile Co.,Ltd,Yongle Development Zone, Huangjing Town,

Taicang City, Jiangsu Province, China, 215427(Address of principal executive offices and zip code)

(86)-512-53818777

(Registrant's telephone number including area code)

73726 Alessandro Suite 103 Palm Desert, CA 92260

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by Matches, Inc. from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward-looking statements and information that is based upon beliefs of, and information currently available to Matches, Inc.’s management, as well as estimates and assumptions made by management. When used in the Filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to us or our management, identify forward-looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled “Risk Factors”) relating to industry, our operations and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.  The following discussion should be read in conjunction with the audited consolidated financial statements of Matches, Inc. as of December 31, 2009 and for the years ended December 31, 2008 and the related notes thereto, and the unaudited interim consolidated financial statements as of September 30, 2010 and for the nine months ended September 30, 2009 and 2010 and the related notes thereto filed as exhibits to this Form 8-K.

In this Form 8-K, references to “we,” “our,” “us,” or the “Company” refer to Matches, Inc. and its subsidiary and controlled companies.

Item 1.01 Entry Into A Material Definitive Agreement

On December 17, 2010, we entered into Agreement and Plan of Reorganization (the “Exchange Agreement”), pursuant to which we intend to acquire Golden Stone Rising Limited, a British Virgin Islands company (“Golden”). Golden, that, through its subsidiaries and controlled operations in the People’s Republic of China (the “PRC” or “China”), is in the business of producing polyester chemical fibers.

The transaction closed on December 22, 2010 the (“Closing Date”). On the Closing Date the Company  acquired Golden by agreeing to issue 170,948,684 shares of Common Stock of the Company, constituting 95.25% of the company after giving effect to the issuance of such shares.  Due to a shortage of currently authorized shares, 70,000,000 shares was issued at the Closing of the acquisition and the remaining amount (100,948,684 shares) will be issued at such time as the Company has completed an amendment to its articles to increase its authorized shares or effectuates a reverse stock split. The Company and all parties understand the acquisition to have closed completely in the legal sense and that the closing is not subject to the issuance of the remaining shares. As of the date of this Current Report, 78,525,000 shares are issued and outstanding.

A copy of the Exchange Agreement is included as Exhibit 2.1 to this Current Report on Form 8-K and is hereby incorporated by reference. All references to the Exchange Agreement and other exhibits to this Current Report are qualified in their entirety by the text of such exhibits.

Item 2.01 Completion of Acquisition or Disposition of Assets

Closing of Exchange Agreement

On December 17, 2010 we entered into an agreement to acquire Golden, a British Virgin Islands corporation that, through its subsidiary in the PRC, is in the business of making polyester fiber.

Prior to the Closing Date, we might be considered a “shell company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Accordingly, pursuant to the requirements of Item 2.01(a)(f) of Form 8-K, set forth below is the information that would be required if we were filing a general form for registration of securities on Form 10 under the Exchange Act, with such information reflecting us and our securities upon consummation of the Share Exchange.

Organization and History

The following chart illustrates our corporate structure:

Matches, Inc.
a Wyoming corporation
100%
Golden Stone Rising Limited
a British Virgin Islands company
100%
Triple Success Holdings
a Nevada LLC company
100%
OFFSHORE
ONSHORE
Taicang Kehui Consultants Service Limited
a PRC wholly foreign owned enterprise
Contractual Control
Suzhou Jinkai Textile Co, Ltd.
a PRC company
100%
100%
55%
Taicang Jinkai Differentiated Fiber Research and Development Co., Ltd
a PRC company
Suzhou Hangyu Textile Co., Ltd
a PRC company
Suzhou Zhongxian Suppley Chain Management Co., Ltd
a PRC company

On December 22, 2010, we acquired Golden, a British Virgin Islands Company.  Golden owns 100% of Triple Success Holdings, LLC (“Triple Success”), a Nevada company, which owns 100% of Taicang Kehui Consultants Service Limited (“Taicang Kehui”), a PRC wholly owned foreign enterprise. Taicang Kehui is a PRC company that has a control agreement to manage and operate the business of Suzhou Jinkai Textile Co., Ltd (“Suzhou Jinkai”).  This agreement gives Taicang Kehui control of the board and management of Suzhou Jinkai, as well as the financial costs and benefits, making Suzhou Jinkai a contractually controlled subsidiary.   Suzhou Jinkai has two wholly owned subsidiaries, Taicang Jinkai Differentiated Fiber Research and Development Co., Ltd. and Suzhou Hangyu Textile Co., Ltd., as well as one 55% owned subsidiary, Suzhou Zhongxian Supply Chain Management Co., Ltd.     In this document, we refer to our overall business, including the operations of Suzhou Jinkai, as “the Company,” or “We.”

Contractual Arrangements with Suzhou Jinkai

The Company’s relationships with Suzhou Jinkai and its shareholders are governed by a series of contractual arrangements, described below, through which the Company exercises management rights over Suzhou Jinkai (collectively, the “Contractual Agreements”).  None of the Company or its subsidiaries own any direct equity interest in Suzhou Jinkai.  On November 20, 2010, Taicang Kehui entered into the following contractual arrangements with Suzhou Jinkai and its shareholders:

Entrusted Management Agreement.  Pursuant to the Entrusted Management Agreement between Taicang Kehui, Suzhou Jinkai and the Suzhou Jinkai Shareholders (as defined below) (the “Entrusted Management Agreement”), Suzhou Jinkai and its shareholders agreed to entrust the business operations of Suzhou Jinkai and its management to Taicang Kehui until Taicang Kehui acquires all of the assets or equity of Suzhou Jinkai (as more fully described under “Exclusive Option Agreement” below).  Under the Entrusted Management Agreement, Taicang Kehui manages Suzhou Jinkai’s operations and assets, and controls all of Suzhou Jinkai’s cash flow and assets through entrusted or designated bank accounts.  In turn, it is entitled to any of Suzhou Jinkai’s net earnings as a management fee, and is obligated to pay all Suzhou Jinkai’s debts to the extent Suzhou Jinkai is not able to pay such debts.   The Entrusted Management Agreement will remain in effect until the acquisition of all assets or equity of Suzhou Jinkai by Taicang Kehui is completed.

Shareholders’ Voting Proxy Agreement.  Under the Shareholders’ Voting Proxy Agreement (the “Shareholders’ Voting Proxy Agreement”) between Taicang Kehui and the Suzhou Jinkai Shareholders, the Suzhou Jinkai Shareholders irrevocably and exclusively appointed the board of directors of Taicang Kehui as their proxy to vote on all matters that require Suzhou Jinkai shareholder approval.  The Shareholders’ Voting Proxy Agreement shall not be terminated prior to the completion of acquisition of all assets or equity of Suzhou Jinkai by Taicang Kehui.

Exclusive Option Agreement.  Under the Exclusive Option Agreement (the “Exclusive Option Agreement”) between Taicang Kehui, Suzhou Jinkai and the Suzhou Jinkai Shareholders, the Suzhou Jinkai Shareholders granted Taicang Kehui an irrevocable exclusive purchase option to purchase all or part of the shares or assets of Suzhou Jinkai.  This agreement restricts Suzhou Jinkai from mortgaging or pledging its assets except for loans in the ordinary course of business, or without the prior written approval of Taicang Kehui. Suzhou Jinkai has pledged its assets to secure short term bank loans, as set forth in Note 1 to the financial statements, with the prior written approval of Taicang Kehui. Accordingly, the pledge did not violate the Exclusive Option Agreement. The option is exercisable at any time but only to the extent that such purchase does not violate any PRC law then in effect.  The exercise price shall be determined by relevant agreements entered into by and between Taicang Kehui and Suzhou Jinkai Shareholders based on the circumstances of the exercise of option, and such exercise price shall be refunded to Taicang Kehui or Suzhou Jinkai.

Shares Pledge Agreement.  Under the Shares Pledge Agreement among Taicang Kehui, Suzhou Jinkai and the Suzhou Jinkai Shareholders (the “Shares Pledge Agreement”), the Suzhou Jinkai Shareholders pledged all of their equity interests in Suzhou Jinkai, including the proceeds thereof, to guarantee all of Taicang Kehui’s rights and benefits under the Entrusted Management Agreement, the Exclusive Option Agreement and the Shareholders’ Voting Proxy Agreement. Prior to termination of the Shares Pledge Agreement, the pledged equity interests cannot be transferred without Taicang Kehui’s prior consent.

The Share Pledge Agreement is being filed with the State Administration for Industry and Commerce (SAIC) in the PRC. The SAIC is the registration authority for commercial entities. The Company believes that the Contractual  Agreements are fully enforeceable and are not required to be filed with the SAIC in order to be enforceable.   The description of the Contractual Agreements above does not purport to be complete and is qualified in its entirety by reference to the full text of the Contractual Agreements which are filed as Exhibits  to this Current Report.  The Contractual Agreements have been included to provide investors and security holders with information regarding their terms.  They are not intended to provide any other factual information about the Company or the other parties thereto.  The Contractual Agreements contain customary representations and warranties the parties thereto made to, and solely for the benefit of, the other parties thereto.  Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of such agreement.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of such agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Call Option Agreements

Chen Jinle and other several senior management and other parties (each of them, the “Purchaser”) have entered into call option agreements, dated as of November 30, 2010 (collectively, the “Call Option Agreements”), with our major shareholder, Hung Tsui Mei, pursuant to which they are entitled to purchase up to 100% of the issued and outstanding shares of Hung Tsui Mei at a price of $0.0001 per share for a period of five years upon satisfaction of certain conditions.   These conditions are (1) if the Purchaser and Suzhou Jinkai enter into a binding employment agreement for a term of not less than five years, the Purchaser will be entitled to purchase up to 40% of the total shares granted to the Purchaser; (2) if Suzhou Jinkai achieves not less than after tax net income of US$ 400,000 as determined under United States Generally Accepted Accounting Principles consistently applied (“US GAAP”) for the fiscal year ended December 31, 2010, the Purchaser will be entitle to purchase up to 40% of the total shares granted to the Purchaser; and (3) if Suzhou Jinkai achieves not less than after tax net income of US$ 100,000 as determined under US GAAP for the period from January 1, 2011 to March 31, 2011. The shares covered under such call option agreements amount to 88% of all issued and outstanding shares as of this time, among which Chen Jinle will be entitled to purchase 35% of all issued and outstanding shares of Matches, Inc.

The description of the Call Option Agreements above does not purport to be complete and is qualified in its entirety by reference to the full text of the Call Option Agreements, which are filed as Exhibits to this Current Report.  The Call Option Agreements have been included to provide investors and security holders with information regarding their terms.  They are not intended to provide any other factual information about the Company or the other parties thereto.  The Call Option Agreements contain customary representations and warranties the parties thereto made to, and solely for the benefit of, the other parties thereto.  Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of such agreement.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of such agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Business Overview

We are a manufacturer of chemical fiber commonly known as polyester.     We are based in China in the city of Suzhou, Jiangsu province.    Our business was started in 2001 and today we manufacture two types of fibers, Pre-Oriented Yarn (POY) and Draw Texturing Yarn (DTY), in various sizes and configurations.   Our products are used in a variety of clothing and textile products.

China’s chemical fiber industry was estimated to be 344.7 billion RMB in size in 2009 (Chinese Chemical Fiber Association).  Polyester fiber is made from Polyethylene Terephthalate, commonly known as PET, a thermoplastic polymer resin which is refined from oil.  Modern polyester fibers offer durability, breathability, and strength.

We use approximately 453,427 square feet of production facilities, among which about 350,000 square feet is owned by our company and about 100,000 square feet is leased.  We have an aggregate annual production capacity of approximately 33,800 metric tons of DTY and 31,000 metric tons of POY.   We are located in an area of high concentration for textile manufacturers.    We have over 100 regular customers with our strongest sales in the Jiangsu and Zhejiang provinces, which represent 60% and 25% of our revenues, respectively.

To distinguish ourselves from other manufacturers, we place a strong emphasis on product quality.  We moved into a new production facility in 2008 which utilizes modern equipment.   Our industry expertise in combination with our modern production technologies has allowed us to produce premium quality chemical fibers.

Industry Overview

Polyester fibers are typically manufactured from POY and DTY fibers.  Both of these fibers are derived from a chemical called Polyethylene Terephthalate (PET), a by-product of crude oil.  PET is processed through a combination of heating, drying and mixing procedures, resulting in POY.  POY is converted  into DTY, by simultaneously stretching and twisting the POY fibers together. Both POY and DTY are typically used by chemical fiber manufacturers to create polyester fibers.  These polyester fibers are used to create numerous chemical textile products.

Chemical Fiber Industry

China's  chemical fiber manufacturing output was  27.3 million metric tons in 2009.  (National Bureau of Statistics of China). Our production in 2009 was 30,831 metric tons, or about one tenth of one percent of the Chinese production in total. The products we produce are POY and DTY yarns, which are used to create polyester fibers.  Polyester is one of the most widely used fibers used in the Chemical fiber industry. During the first quarter of 2010, the average price of a typical chemical fiber increased from 10,200 RMB to 11,100 RMB per metric ton, an increase of 8.82% (Chinese Chemical Fiber Association).  This increase has led to an increase in our sales in 2010. See the discussion below under "Management's Discussion and Analysis,  Results of Operations and Prospects" below.

Competitive Strengths

Our competitive advantages include the following:

Expanded Product Offerings Through Innovation

We use industry best practices and seek to be at the forefront for adoption of new production methods and customer products.  Our research and development department works to develop new products.  We also have partnered with Donghua University, a leading University in the field of chemical textiles.  As a result of our efforts, we have recently developed two patented chemical fibers, with a third patent pending.

Better Efficiency through the Use of Modern Production Facilities

In 2008, we moved into a new production facility using modern production lines.   We customized our production lines to have 16 spinning roles as compared with the industry standard production line 10-12 rolls. We also designed the layout of our production facility specifically to allow more efficient workflow. These modern designs and technologies have allowed us to increase our production efficiency and capacity.

Develop “Jinkai” as a Premium Quality Brand

To achieve favorable brand recognition in the chemical fiber industry, we have made it a company mission to consistently produce premium quality chemical fibers.  We use stringent quality control procedures and modern production technologies to achieve these goals. We are widely recognized by our customers for having premium quality products and in 2003 trademarked our “Jinkai” brand name.

Experienced Management Team

Our senior management team has over 20 years aggregate experience in chemical fiber manufacturing. Our middle managers receive on-going training from Qinghua University to keep abreast of industry developments. We provide on-site training sessions for our production workers. Our production managers typically have a masters’ degrees in chemical fiber manufacturing.

Business Strategy

We plan to implement the following business strategies:

Expand Production Capacity via Acquisition Opportunities

We plan to pursue acquisition opportunities of other nearby chemical fiber manufacturers as a method to expand our production capacity.  After we acquire these businesses, we plan to implement our business practices and production procedures to achieve quality standards consistent with our current products.

B2B Cooperative

We are working to establish a business to business cooperative for the chemical fiber industry.  There are many local small-scale chemical fiber manufacturers that experience difficulties procuring raw materials at competitive prices. We plan to provide a B2B cooperative-supply chain management service to these small chemical fiber companies.   We plan to use our old production facility as a warehouse to store the chemical fiber supplies.   We own this facility and have re-configured it to serve as storage facility.

Brand and Products

We market our products under the “Jinkai” brand name and the “” logo.  In 2009 we were recognized as a “Famous Brand” in Jiangsu Province Suzhou city, Jiangsu province.  Our product portfolio includes two major categories of chemical fibers: Pre-Oriented Yarn (POY) and Draw Texturing Yarn (DTY). POY is produced during the pre-spinning phase and DTY is produced during the post-spinning phase. We produce more than 10 different varieties of draw texturing yarn (DTY). The products differ by weight and number of intertwined threads.

The chemical fiber varieties are specified by weight and number of intertwined threads per 9,000 meters. For example, a 50D/72F means a weight of 50 grams with 72 fibers interwoven into one. The products we offer are 50D/72F, 75D/72F, 100D/36F, 100D/144F, 125D/144F, 150D/48F, 150D/144F, 150D/288F, 200D/144F, 200D/288F, and 200D/384F.   The higher fiber count per a given weight increases the softness and quality of the chemical fiber.

Research and Development

Currently we have a team of 8 experienced and highly skilled personnel working for our Product Research and Development Division. In 2009 we spent more than one million RMB on the research and development of new polyester fiber technologies.   We collaborate with Donghua University, which is a well-known university for chemical fiber technology. This strategic partnership has helped us improve our research and development capabilities.  We have received patents on two of the technologies we have developed, with a third patent pending.

Currently, we are working on a mass production process to make Poly Trimethylene Terephthalate (PTT). PTT is known to be an excellent material for chemical fibers, based on its wrinkle-free, comfort and durability characteristics.   PPT is produced today by Shell and DuPont.  Many small companies in China have sought to make PTT, but have experienced difficulty in mass production and quality consistency.  We are currently focusing our research efforts on procedures for mass production of PTT, including modification of machines, adjustments to environmental or external factor settings, and production process refinements. Subject to financial wherewithal, we plan to increase our R&D budget.  We believe that our continued commitment to technology, methodology and new products will enhance our ability to compete.

Production

We have a modern production facility that was built in 2008 and is located in the city of Suzhou, Jiangsu province.  Our production lines have 16-roll-based texturing stands instead of the previous standard 10-12 roll models, allowing us to produce chemical fibers more efficiently. Currently, we have 215 production staff and 73 quality control staff.

We monitor the quality of our production lines using an advanced Siemens computerized quality control system. This allows us greater control of input variables throughout the production process, allowing us to produce consistently high quality products, at high rates of production. Our production facility has an aggregate gross floor area of approximately 24,161 square meters, with an annual production capacity of approximately 33,800 metric tons of DTY and 31,000 metric tons of POY. Prior to our move to our new production facility in 2008, we manufactured our products at a nearby industrial zone in the same city and province.

Production Process

We produce two types of chemical fibers called POY and DTY.  The production process starts with the procurement of PET (polyethylene terephthalate), the raw material used to produce POY.  After raw material quality control inspections, we will store the PET for further processing.  Our production process can be divided into two stages: pre-spinning and post-spinning.  POY is produced during the pre-spinning phase and DTY is produced during the spinning phase.

Pre-Spinning

The first step of pre-spinning is crystallization. Crystallization is the process of removing the residual moisture on the surface of the PET chips by blowing hot air on the PET at a temperature of 170℃-180℃.  After the crystallization stage we continue to reduce the moisture by using computer operated and monitored blow-drying machines, which allow us to not only reduce the surface moisture but also the inner contained moisture.

The PET moisture content will be reduced until the PET is ready for the melting stage.  During the melting stage, the PET is melted into a liquid state by a combination of high temperatures and pressure.  When the PET becomes a liquid, a single fiber of POY can be formed as the liquid passes through tiny precession holes on the spinning machines.  The spinning machines intertwine the POY strands per product order specifications.  The strands are then cooled by blowing air at 21℃.  After the cooling, the POY will be wound into rolls of standard weights.  We then will conduct a series of physical and chemical inspections and tests on the finished POY, complying with the Chinese National Standards for chemical fiber products.

Spinning

In the spinning stage, we transfer the POY from our pre-spinning facility to our post-spinning facility to be converted into DTY. We place the POY in our texturing machines, which operate at various speeds to produce different types of DTY products.  We now have 32 texturing machines and each texturing machine has 250 texturing positions (each position to prepare different rolls of DTY).  At the end of 2011, we will expand our DTY capacity by adding another 20 new model texturing machines.

Production Process Illustration

The following diagram illustrates the production process for our production of POY and DTY:

Procurement

We procure our raw materials primarily through local suppliers located within 100 kilometers of our production facility. We purchase approximately 3,000 metric tons of PET chips per month. Our main raw material PET is a by-product of crude oil, thus its price fluctuates with the price of oil.  We closely monitor prices and attempt to make purchases when the market has favorable pricing conditions. We purchase only high quality PET that meets our quality standards.

Supplier Payment terms

Our common practice is to sign an annual contract with PET chip suppliers. There are two different purchasing terms that we pursue with our suppliers. For approximately 2/3 of our orders we purchased by paying a fixed amount up front for raw materials purchased in that month. At the end of the month, the fixed purchase price per ton is adjusted to reflect the market rate set by Sinopec (China Petroleum & Chemical Corporation). The other 1/3 of our orders are purchased at the current day price. This price is fixed and will be the purchase price throughout the month for PET purchased. This current day price is typically negotiated with our suppliers and reflects the current market price of the PET chips.

Inventory Control and Management

We use the First in First Out (FIFO) accounting system to monitor and control our inventory. Our purchasing department monitors, verifies and confirms incoming raw material receipts. Raw materials are tested for quality and stored in our raw materials warehouse, which undergoes weekly inventory reviews.  We store the manufactured POY in the pre-spinning POY warehouse and record the product weight and the number of rolls.  After the post-spinning process, we record the weight and count the rolls of DTY yarns, which are stored temporarily before packaging. Once the DTY is packaged, we move it to finished goods warehouse, where we record the amount of incoming and outgoing packaged DTY. We do a weekly physical inspection of our entire finished goods warehouse.

Quality Control

We follow strict quality control standards and in 2009 received ISO 9001 certification for quality of management.

Raw Materials Quality Control

We request our suppliers to provide us a Certificate of Analysis (COA) for our raw material purchases. We also conduct physical and chemical tests on the raw materials, following national and in-house quality standards.

Production Process Quality Control

We constantly monitor our production-line technical indicators, which include measures such as temperature and moisture levels. While monitoring these indicators, we pay particular attention to the processing temperature, as this is the most critical element to producing high quality POY.  Before the spinning stage, our technicians perform visual inspections on the POY in preparation for it to be processed into DTY. If we experience any production issues, we will send our raw materials to an independent laboratory for physical and chemical property testing. We also perform preventative maintenance on our production lines, which allows them to operate more efficiently.

Finished Products Quality Control

We perform a visual examination on all of our finished goods, examining for any inconsistency or broken strands. We also adhere to the Chinese National Standard for Polyester Fiber testing (updated 2008) which includes:

•

 Oil percentage

•

 Flow measure (CV value)

•

 Oxygen value

•

 Elongation measurement

By performing the above listed quality-control procedures, we are able to achieve consistently high quality products.

Sales and Advertising

We have three sales offices, which are located in Jiangsu Taicang, Jiangsu Jiangyin, and Jiangsu Wujiang. Our sales department has 14 employees and is primarily focused on expanding our market presence in addition to establishing and maintaining customer relationships.  Our sales team is also responsible for communicating customer product feedback to relevant production and quality assurance personnel.  Our sales offices are in areas of high customer concentration.  We believe by stationing sales representatives in these areas, we are able to maintain close relations with key clients.

We typically host promotional product meetings with our key customers every two months or approximately six times a year.  These meetings allow us to continue to build strong relationships with our key customers while introducing new products and receiving feedback on our new products designs.

Our advertising activities include product promotions via the Internet, newspapers, and billboards.  We are actively engaged in trade fairs and other industry specific sales fairs.

Pricing and Order Sizes

We typically price our products slightly higher than other smaller companies in our nearby area. We are able to charge a premium for our products because our customers recognize our brand value and product quality. The size of orders varies from 1 to 1,000 metric tons; the duration of orders varies from 10 days to 5 months.  Based on our customers requests, we will divide larger product orders into multiple smaller-product produce orders for shipment.

Customers

We sell our products to fabric, garment and home furnishing manufacturers and various other textile manufacturers.  Our customers typically sell their products to textile trading companies and end-consumers.  All of our customers are domestic textile producers with majority of them located in Jiangsu and Zhejiang province, which are within 100 to 200 km of our production facility.  We have more than 60 regular customers, of which we have been cooperating at least 3 years.  Typically on an annual basis, we will sell our products to approximately 200 customers.

Ordering of Our Products

Our customers can place orders by phone, email, letter, or fax.  Also customers can directly visit our sales offices or place orders at sales fairs we attend. We provide price quotes to customers upon request and usually recommend for customers to sign purchase agreements for a 1 to 6-month term. We will prequalify new customers creditworthiness before starting production.

Payments for Our Products

We typically require new customers to make full payment before the shipment of our products.  For long-time customers with good payment history, we allow shipment on receiving a 30% down payment, with the remaining payment due 30 days after delivery.  Purchase durations typically range from 10 days to 6 months.  Customers can decide whether to pick up at our facility or to have us deliver their products to their facility.

Customer Service and Return Policy

Upon receiving customer feedback on our products quality, our goal is to respond in a timely manner, and if necessary we will send one of our production engineers to perform an onsite inspection in regards to any production quality issues.  Typically, we aim to resolve customers’ quality control issues within a 24-hour time period.  We do not have a formal return policy and approach product returns on a case-by-case basis.

Seasonality

We experience lower sales during the Chinese Spring Festival, which usually occurs in January or February.  We give our factory workers time off for this holiday and we will temporarily halt production for approximately one month. Our customers also typically halt production during this same time period and approximately the same time length.

Pricing

We price our products mainly according to market conditions, raw material costs, operational expenses and competitors’ prices.  Our main raw material, PET, is a by-product of crude oil, which has frequent price fluctuations.  The purchase price of the PET will directly impact the price we set for our finished goods.  We also pay particular attention to competitors’ prices as to maintain competitive market pricing.

Competition

The China chemical fiber market is a highly competitive and fragmented market in China.  We compete with both national and regional chemical fiber manufacturers. Some of our competitors have higher production capabilities and greater financial resources than us, as well as better brand recognition.  Our primary competition is with local nearby chemical fiber manufacturers and our three major local competitors are Jiangsu Baolong Chemical Fiber Co.,Ltd., Jiangsu Minjun Chemical Fiber Co.,Ltd. and Jiangshu Zhongmin Chemical Fiber Co., Ltd.  We believe we compete effectively with these competitors utilizing our industry expertise, modern production facility and stringent quality control standards to produce premium quality chemical fibers.

Employees

Our production staff lives in an onsite dormitory. We operate 3 shifts per day, eight hours per shift, 7 days a week. Each month, employees are provided four days holiday and in accordance with applicable laws and regulations in the PRC, we provide retirement pension, social insurance fund and medical insurance.

Department	Number of Employees
Production Department	215
Quality Control Department	73
Research and Development	8
Sales and Marketing	14
Administration Department	22
Accounting/Finance Department	11
Senior Management	4
Human Resources Department	5
Purchasing Department	7
Total	359

We believe we are in material compliance with all applicable labor and safety laws and regulations in the PRC, including the PRC Labor Contract Law, the PRC Production Safety Law, the PRC Regulation for Insurance for Labor Injury, the PRC Unemployment Insurance Law, the PRC Provisional Insurance Measures for Maternity of Employees, PRC Interim Provisions on Registration of Social Insurance, PRC Interim Regulation on the Collection and Payment of Social Insurance Premiums, and other related regulations, rules and provisions issued by the relevant governmental authorities from time to time, for our operations in the PRC.

According to the PRC Labor Contract Law, we are required to enter into labor contracts with our employees. We are required to pay no less than local minimum wages to our employees. We are also required to provide employees with labor safety and sanitation conditions meeting PRC government laws and regulations and carry out regular health examinations of our employees engaged in hazardous occupations.

Intellectual Property

Our “Jinkai” trademark was registered on July 7, 2003 at the Trademark Office of The State Administration for Industry & Commerce of the People’s Republic of China. It will expire on July 6, 2013. We have two patented technologies and a third patent pending.  We plan to continue to register our R&D achievements as proprietary patents and actively protect our intellectual property.

Property

All land in the PRC is owned by the government. Instead of offering perpetual ownership, the government grants or allocates landholders a “land-use right.” There are four ways of acquiring land-use rights in the PRC:

•

Grant of the right to use land;

•

Assignment of the right to use land;

•

Lease of the right to use land; and

•

Allocation of the right to use land.

Granted land-use rights are provided by the government in exchange for a grant fee, and carry the rights to pledge, mortgage, lease and transfer the land within the term of the grant. Land is granted for a fixed term, generally 70 years for residential use, 50 years for industrial use, and 40 years for commercial and other use. The term is renewable in theory. Unlike in western nations, granted land must be used for the specific purpose for which it was granted.

Allocated land-use rights are generally provided by the government for an indefinite period (usually to state-owned entities) and cannot be pledged, mortgaged, leased, or transferred by the user unless otherwise approved by the competent government authorities. Allocated land can be reclaimed by the government at any time. Allocated land use rights may be converted into granted land-use rights upon the payment of a grant fee to the government.

The following chart provides details for our PRC-based properties:

Company Name	Property Area (Sq. meters)	Ownership	Land Area (Sq. meters)	Ownership	Building Address	Principal Uses of Building
Suzhou Jinkai Textile Co.,Ltd (Old Facility)	3648.09	Self-Owned	12594.0	Land-Use Right Owned	Yonglian Development Zone, Huangjing Town, Taicang City, Jiangsu, P.R.China.	Source material and products storage warehouse; Old Office building
Suzhou Jinkai Textile Co.,Ltd (New Facility)	28480.91	Self-Owned	60371.5	Land-Use Right Owned	Yongle Development Zone, Huangjing Town, Taicang City, Jiangsu, P.R.China.	DTY and POY Production facilities; Storage warehouse; Office building; Apartment Buildings; Canteen.

Insurance

We believe that we maintain insurance in line with industry standards. Our insurance coverage primarily relates to property insurance. We also carry employee liability insurance, equipment and machinery insurance, and employee health insurance. We do not maintain general product liability insurance for any of our products. Nevertheless, we believe that our practice is in line with the general industry practice in the PRC as product liability insurance is not required under PRC law.

Legal Compliance and Procedures

We are not engaged in any material litigation, arbitration or claim, and no material litigation, arbitration or claim is known to be pending or threatened by or against us that would have a material adverse effect on our operation results or financial condition.

PRC Government Regulations

Our operations are subject to numerous laws, regulations, rules and specifications of the PRC relating to various aspects. We believe that we are in compliance in all material respects with such laws, regulations, rules, and specifications and have obtained all material permits, approvals and registrations relating to human health and safety, the environment, taxation, foreign exchange administration, financial and auditing, and labor and employments. We make capital expenditures from time to time to stay in compliance with applicable laws and regulations. Below we set forth a summary of the most significant PRC regulations or requirements that may affect our business activities operated in the PRC or our shareholders’ right to receive dividends and other distributions of profits from our PRC subsidiaries.

Business License

Any company that conducts business in the PRC must have a business license that covers a particular type of work. The business license for our PRC business covers its present business of production chemical fiber. Prior to expanding any of our PRC subsidiaries’ business beyond that of its business license, we are required to apply and receive approval from the PRC government.

Annual Inspection

In accordance with relevant PRC laws, all types of enterprises incorporated under the PRC laws are required to conduct annual inspections with the State Administration for Industry and Commerce of the PRC or its local branches.

Employment Laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions.  These include local labor laws and regulations, which may require substantial resources for compliance.

China’s National Labor Law, which became effective on January 1, 1995, and China’s National Labor Contract Law, which became effective on January 1, 2008, permit workers in both state and private enterprises in China to bargain collectively. The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work. The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract.

Foreign Investment in PRC Operating Companies

The Catalogue for the Guidance of Foreign Investment Industries jointly issued by the Ministry of Commerce, or the MOFCOM, and the National Development and Reform Commission, or the NDRC, in 2007 classified various industries/businesses into three different categories: (i) encouraged for foreign investment; (ii) restricted to foreign investment; and (iii) prohibited from foreign investment. For any industry/business not covered by any of these three categories, they will be deemed industries/businesses permitted to have foreign investment. Except for those expressly provided restrictions, encouraged and permitted industries/businesses are usually 100% open to foreign investment and ownership. With regard to those industries/businesses restricted to or prohibited from foreign investment, there is always a limitation on foreign investment and ownership. Our PRC subsidiaries’ business does not fall under the industry categories that are restricted to, or prohibited from foreign investment and is not subject to limitation on foreign investment and ownership.

Regulation of Foreign Currency Exchange

Foreign currency exchange in the PRC is governed by a series of regulations, including the Foreign Currency Administrative Rules (1996), as amended, and the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), as amended. Under these regulations, the Renminbi is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loans or investments in securities outside the PRC without the prior approval of the State Administration of Foreign Exchange, or SAFE. Pursuant to the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), Foreign Invested Enterprises, or FIEs, may purchase foreign exchange without the approval of the SAFE for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange, subject to a cap approved by SAFE, to satisfy foreign exchange liabilities or to pay dividends. However, the relevant Chinese government authorities may limit or eliminate the ability of FIEs to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside the PRC are still subject to limitations and require approvals from the SAFE.

Regulation of FIEs’ Dividend Distribution

The principal laws and regulations in the PRC governing distribution of dividends by FIEs include:

(i)

The Sino-Foreign Equity Joint Venture Law (1979), as amended, and the Regulations for the Implementation of the Sino-foreign Equity Joint Venture Law (1983), as amended;

(ii)

The Sino-Foreign Cooperative Enterprise Law (1988), as amended, and the Detailed Rules for the Implementation of the Sino-foreign Cooperative Enterprise Law (1995), as amended;

(iii)

The Foreign Investment Enterprise Law (1986), as amended, and the Regulations of Implementation of the Foreign Investment Enterprise Law (1990), as amended.

Under these regulations, FIEs in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, foreign-invested enterprises in the PRC are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless such reserve funds have reached 50% of their respective registered capital. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Regulation of a Foreign Currency’s Conversion into RMB and Investment by FIEs

On August 29, 2008, the SAFE issued a Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises or Notice 142, to further regulate the foreign exchange of FIEs. According to the Notice 142, FIEs shall obtain a verification report from a local accounting firm before converting its registered capital of foreign currency into Renminbi, and the converted Renminbi shall be used for the business within its permitted business scope. The Notice 142 explicitly prohibits FIEs from using RMB converted from foreign capital to make equity investments in the PRC, unless the domestic equity investment is within the approved business scope of the FIE and has been approved by SAFE in advance.

Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions

In October 2005, the SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or SAFE Notice 75, which became effective as of November 1, 2005, and was further supplemented by two implementation notices issued by the SAFE on November 24, 2005 and May 29, 2007, respectively. SAFE Notice 75 states that PRC residents, whether natural or legal persons, must register with the relevant local SAFE branch prior to establishing or taking control of an offshore entity established for the purpose of overseas equity financing involving onshore assets or equity interests held by them. The term “PRC legal person residents” as used in SAFE Notice 75 refers to those entities with legal person status or other economic organizations established within the territory of the PRC. The term “PRC natural person residents” as used in SAFE Notice 75 includes all PRC citizens and all other natural persons, including foreigners, who habitually reside in the PRC for economic benefit. The SAFE implementation notice of November 24, 2005 further clarifies that the term “PRC natural person residents” as used under SAFE Notice 75 refers to those “PRC natural person residents” defined under the relevant PRC tax laws and those natural persons who hold any interests in domestic entities that are classified as “domestic-funding” interests.

PRC residents are required to complete amended registrations with the local SAFE branch upon: (i) injection of equity interests or assets of an onshore enterprise to the offshore entity, or (ii) subsequent overseas equity financing by such offshore entity. PRC residents are also required to complete amended registrations or filing with the local SAFE branch within 30 days of any material change in the shareholding or capital of the offshore entity, such as changes in share capital, share transfers and long-term equity or debt investments or providing security, and these changes do not relate to return investment activities

Under SAFE Notice 75, PRC residents are further required to repatriate into the PRC all of their dividends, profits or capital gains obtained from their shareholdings in the offshore entity within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under SAFE Notice 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

Government Regulations Relating to Taxation

On March 16, 2007, the National People’s Congress or the NPC, approved and promulgated the PRC Enterprise Income Tax Law, which we refer to as the New EIT Law. The New EIT Law took effect on January 1, 2008. Under the New EIT Law, FIEs and domestic companies are subject to a uniform tax rate of 25%. The New EIT Law provides a five-year transition period starting from its effective date for those enterprises that were established before the promulgation date of the New EIT Law and that were entitled to a preferential lower tax rate under the then-effective tax laws or regulations.

On December 26, 2007, the State Council issued a Notice on Implementing Transitional Measures for Enterprise Income Tax, or the Notice, providing that the enterprises that have been approved to enjoy a low tax rate prior to the promulgation of the New EIT Law will be eligible for a five-year transition period since January 1, 2008, during which time the tax rate will be increased step by step to the 25% unified tax rate set out in the New EIT Law. From January 1, 2008, for the enterprises whose applicable tax rate was 15% before the promulgation of the New EIT Law , the tax rate will be increased to 18% for year 2008, 20% for year 2009, 22% for year 2010, 24% for year 2011, 25% for year 2012. For the enterprises whose applicable tax rate was 24%, the tax rate will be changed to 25% from January 1, 2008.

The New EIT Law provides that an income tax rate of 20% may be applicable to dividends payable to non-PRC investors that are “non-resident enterprises.” Non-resident enterprises refer to enterprises which do not have an establishment or place of business in the PRC, or which have such establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. The income tax for non-resident enterprises shall be subject to withholding at the income source, with the payor acting as the obligatory withholder under the New EIT Law, and therefore such income taxes generally called withholding tax in practice. The State Council of the PRC has reduced the withholding tax rate from 20% to 10% through the Implementation Rules of the New EIT Law. It is currently unclear in what circumstances a source will be considered as located within the PRC.

We are a U.S. holding company and our income is earned by our subsidiary operations located in the PRC. Thus, if we are considered as a “non-resident enterprise” under the New EIT Law, any dividends paid to us by our subsidiary in the PRC could be considered income sourced within the PRC, and any such dividends may be subject to a 10% withholding tax.

Such income tax may be exempted or reduced by the State Council of the PRC or pursuant to a tax treaty between the PRC and the jurisdictions in which our non-PRC shareholders reside. For example, the 10% withholding tax is reduced to 5% pursuant to the Double Tax Avoidance Agreement Between Hong Kong and Mainland China if the beneficial owner in Hong Kong owns more than 25% of the registered capital in a company in the PRC.

The new tax law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified. Any increase in the combined company’s tax rate in the future could have a material adverse effect on its financial conditions and results of operations.

Regulations of Overseas Investments and Listings

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the China Securities Regulatory Commission or the CSRC, the State Asset Supervision and Administration Commission or the SASAC, the State Administration of Taxation, or the SAT, the State Administration for Industry and Commerce or the SAIC and SAFE, amended and released the New M&A Rule, which took effect as of September 8, 2006. This regulation, among other things, includes provisions that purport to require that an offshore special purpose vehicle (SPV) formed for purposes of overseas listing of equity interest in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.

On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by SPVs. The CSRC approval procedures require the filing of a number of documents with the CSRC. The application of the New M&A Rule with respect to overseas listings of SPVs remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope of the applicability of the CSRC approval requirement.   We are a US company with subsidiary operations in China and believe that that CSRC approval requirement does not apply to us.

Environmental Protection

Our manufacturing operations are subject to PRC environmental laws and regulations on air emission, solid waste emission, sewage and waste water, discharge of waste and pollutants, and noise pollution. These laws and regulations include Law of the PRC on Environmental Protection, Law of the PRC on the Prevention and Control of Water Pollution, Law of the PRC on the Prevention and Control of Atmospheric Pollution, Law of the PRC on the Prevention and Control of Pollution from Environmental Noise and Law of the PRC on the Prevention and Control of Environmental Pollution of Solid Waste. We are also subject to periodic monitoring by relevant local government environmental protection authorities.

According to these environmental laws and regulations, all business operations that may cause environmental pollution and other public hazards are required to incorporate environmental protection measures into their operations and establish a reliable system for environmental protection. Such a system must adopt effective measures to prevent and control pollution levels and harm caused to the environment in the form of waste gas, waste water and solid waste, dust, malodorous gas, radioactive substance, noise, vibration and electromagnetic radiation generated in the course of production, construction or other activities. Companies in the PRC are also required to carry out an environment impact assessment before commencing construction of production facilities and the installation of pollution treatment facilities that meet the relevant environmental standards and treat pollutants before discharge.

The main environmental impact from our operations is the generation of wastewater and noise pollution from the operation of production machinery. In order to comply with the relevant environmental protection laws and regulations, we have implemented an environmental protection system to ensure the emissions from production operations meet the pollution indicators. In addition, our production plant is located in an open area, away from residential areas and equipped with an appropriate convection and ventilation system. In order to reduce the impact on the environment, we have enhanced the convection and ventilation system at our production facilities to improve air quality and adopted various measures to prevent and minimize the noise pollution from our production operations.

Health and Safety Matters

The PRC Production Safety Law (the “Production Safety Law”) requires that we maintain safe working conditions under the Production Safety Law and other relevant laws, administrative regulations, national standards and industrial standards. We are required to offer education and training programs to our employees regarding production safety. The design, manufacture, installation, use and maintenance of our safety equipment are required to conform to applicable national and industrial standards. In addition, we are required to provide employees with safety and protective equipment that meet national and industrial standards and to supervise and educate them to wear or use such equipment according to the prescribed rules.

We consider the safety of our employees to be a priority. We have implemented internal health and safety policies in the work place, available through our handbook on production safety and security procedures, which incorporate safety laws and regulations in the PRC. We have implemented safety guidelines on production procedures for the safe operation of production equipment and machinery during each stage of the production process. We require our employees to attend occupational safety education training courses on our safety policies and procedures to enhance their awareness of safety issues. We provide and require our employees to wear suitable protective devices to ensure their safety. We also provide employees with free annual medical check-ups.

As required under the Regulation of Insurance for Labor Injury, Provisional Insurance Measures for Maternity of Employees, Interim Regulation on the Collection and Payment of Social Insurance Premiums and Interim Provisions on Registration of Social Insurance, we provide our employees in the PRC with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, injury insurance and medical insurance.

We believe that we were in compliance with all applicable labor and safety laws and regulations in all-material respects, and implemented internal safety guidelines and operating procedures.

We believe that we are in compliance with the new PRC Labor Contract Law, which came into effect on January 1, 2008, in all respects, and do not believe this new law will have any impact on our business and operations. Since the commencement of our business, none of our employees has been involved in any major accident in the course of their employment and we have never been subject to disciplinary actions with respect to the labor protection issues.

RISK FACTORS

Risks Relating to Our Business

Our limited operating history makes it difficult to evaluate our future business prospects and to make decisions based on of our historical performance.

We have a limited operating history, which makes it difficult to evaluate our business on the basis of historical operations. As a consequence, it is difficult to forecast our future results based upon our historical data. Reliance on our historical results may not be representative of the results we will achieve. Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, product costs or expenses. If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable or incur losses, which may result in a decline in our stock price.

Economic conditions and uncertain economic outlook could adversely affect the Company’s results of operations and financial condition

The global economy is currently undergoing a period of unprecedented volatility. The Company cannot predict when economic conditions will improve or stabilize. A prolonged period of economic volatility or decline could have a material adverse affect on the Company’s results of operations and financial condition and/or exacerbate the other risks related to its business.

The significant price volatility of many of the Company’s raw materials and rising energy costs may result in increased production costs that the Company may not be able to pass on to its customers, which could have a material adverse effect on its business, financial condition, results of operations or cash flows.

Our main raw material is derived from petroleum. The prices for petroleum and petroleum-related products are volatile and dependent on global supply and demand dynamics including geo-political risks. While the Company enters into raw material supply agreements from time to time, these agreements typically provide index pricing based on market prices. Therefore, its supply agreements provide only limited protection against price volatility. While the Company has in the past matched cost increases with corresponding product price increases, the Company was not always able to immediately raise product prices, and, ultimately, pass on underlying cost increases to its customers. The Company has in the past lost, and expects that it will continue to lose, customers to its competitors as a result of any price increases. Additional raw material cost increases that the Company is not able to fully pass on to customers or the loss of a large number of customers to competitors as a result of price increases could have a material adverse effect on its business, financial condition, results of operations or cash flows.

The Company faces intense competition from a number of domestic fiber producers and domestic textile and apparel producers.

The Company’s industry is highly competitive. The Company competes not only against domestic and foreign chemical fiber producers, but also against importers of foreign sourced fabric and apparel into  China. The primary competitive factors in the textile industry include price, quality, product styling and differentiation, flexibility of production and finishing, delivery time and customer service. The needs of particular customers and the characteristics of particular products determine the relative importance of these various factors. Changes in prices or these competitive factors could cause the Company’s customers to rapidly shift to other producers. In addition, while traditionally the domestic competitors have focused on commodity production, they are now increasingly focused on value-added products, where the Company continues to generate higher margins. Competitive pressures may also intensify as a result of the elimination of China safeguard measures and the potential elimination of duties.

The success of the Company depends on the ability of its senior management team, as well as the Company’s ability to attract and retain key personnel.

The Company’s success is highly dependent on the abilities of its management team. The management team must be able to effectively work together to successfully conduct the Company’s current operations, as well as implement the Company’s strategy, which includes significant domestic expansion. If it is unable to do so, the results of operations and financial condition of the Company may suffer. In addition, as part of the Company’s strategy of international expansion, there is intense competition for the services of qualified personnel. The failure to retain current key managers or key members of product development, manufacturing, or marketing staff, or to hire additional qualified personnel for new operations could be detrimental to the Company’s business.

The Company’s business could be negatively impacted by the financial condition of its customers.

The textile market in China is large and fragmented with many companies experiencing success; others experience difficulty.   The loss of any of our major customers could have a material adverse impact on our business, results of operations, financial condition or cash flows. In addition, any receivable balances related to troubled customers would be at risk in the event of their bankruptcy.

As one of the many participants in the PRC and regional textile and apparel supply chain, the Company’s business and competitive position are directly impacted by the business and financial condition of the other participants across the industry in which it operates, including other regional yarn manufacturers and textile makers. If other downstream participants are unable to access capital, fund their operations and make required technological and other investments in their businesses, or experience diminished demand for their products, there could be a material adverse impact on the Company’s business, financial condition, results of operations or cash flows.

Failure to implement future technological advances in the textile industry or fund capital expenditure requirements could have a material adverse effect on the Company’s competitive position and net sales.

The Company’s operating results depend to a significant extent on its ability to continue to introduce innovative products and applications and to continue to develop its production processes to be a competitive producer. Accordingly, to maintain its competitive position and its revenue base, the Company must continually modernize its manufacturing processes, plants and equipment. To this end, the Company has made significant investments in its manufacturing infrastructure over the past years and does not currently anticipate any significant additional capital expenditures to replace or expand its production facilities over the next few years. Accordingly, the Company expects its capital requirements in the near term will be used primarily to maintain its manufacturing operations. Future technological advances in the textile industry may result in an increase in the efficiency of existing manufacturing and distribution systems or the innovation of new products and the Company may not be able to adapt to such technological changes or offer such products on a timely basis if it does not have the necessary capital. Existing, proposed or yet undeveloped technologies may render our current technology less profitable or less viable, and the Company may not have available the financial and other resources to compete effectively against companies possessing newer technologies. To the extent sources of funds are insufficient to meet its ongoing capital improvement requirements, the Company would need to seek alternative sources of financing or curtail or delay capital spending plans. The Company may not be able to obtain the necessary financing when needed or on terms acceptable to the Company. The Company is unable to precisely predict which of the many possible future products and services will meet the evolving industry standards and consumer demands. If the Company fails to make the capital improvements necessary to continue the modernization of its manufacturing operations and reduction of its costs, its competitive position may suffer, and its net sales may decline.

Unforeseen or recurring operational problems at any of the Company’s facilities may cause significant lost production, which could have a material adverse effect on its business, financial condition, results of operations and cash flows.

The Company’s manufacturing process could be affected by operational problems that could impair its production capability. Each of its facilities contains complex and sophisticated machines that are used in its manufacturing process. Disruptions at any of its facilities could be caused by maintenance outages; prolonged power failures or reductions; a breakdown, failure or substandard performance of any of its machines; the effect of noncompliance with material environmental requirements or permits; disruptions in the transportation infrastructure, including railroad tracks, bridges, tunnels or roads; fires, floods, earthquakes or other catastrophic disasters; labor difficulties; or other operational problems. Any prolonged disruption in operations at any of its facilities could cause significant lost production, which would have a material adverse effect on its business, financial condition, results of operations and cash flows.

Results of operations may fluctuate due to seasonality.

Sales of the operating entities are subject to seasonality. For example, facilities are usually shut down for period of one month around the Chinese Spring Festival because workers receive this time off for holiday. As a result of these reasons, operating results may fluctuate. In addition, the seasonality of results may be affected by other unforeseen circumstances, such as production interruptions. Due to these fluctuations, comparison of sales and operating results between the same periods within a single year, or between different periods in different financial years, are not necessarily meaningful and should not be relied on as indicators of performance.

An inability to diversify may subject us to economic fluctuations within our industry.

Our limited financial resources reduce the likelihood that we will be able to diversify our holdings into other operations. Our inability to diversify our holdings into activities in more than one business area could subject us to economic fluctuations within the chemical fiber industry and therefore increase the risks associated with our operations.

In order to produce high quality products we must be able to purchase sufficient quantities of high quality raw materials. If we are unable to source a sufficient quantity of high quality raw materials, it will adversely affect our ability to satisfy orders from our current customers and expand our business to attract new customers.

Our ability to source and purchase a sufficient quantity of high quality raw material is a risk factor for our business. There is no assurance that we will be able to continue to rely on contacts and business relationships with established suppliers to source and acquire high quality raw materials, and there is no assurance that we will continue to be able to source and purchase sufficient quantities of high quality raw materials for use in the production process.  In the event we are unable to acquire sufficient quantities of high quality raw materials our production process will be adversely affected and we may be unable to produce products which meet specifications established by our customers.  In such an event, our profitability would be adversely affected.

In order to grow at the pace expected by management, we will require additional capital to support our long-term business plan.  If we are unable to obtain additional capital in future years, we may be unable to proceed with our long-term business plan and we may be forced to limit or curtail our future operations.

 We will require additional working capital to support our long-term business plan, which includes expanding our current production capacity, and identifying suitable targets for horizontal or vertical mergers or acquisitions.   Our working capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business during the period and payment terms with our customers.  We may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources.  Additional financings could result in significant dilution to our existing stockholders or the issuance of securities with superior rights to our current outstanding securities.  In addition, we may grant registration rights to investors purchasing future equity or debt securities.  If we are unable to raise additional financing, we may be unable to grow or to implement our long-term business plan, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis, if at all.

Our growth strategy includes making acquisitions in the future, which could subject us to significant risks, any of which could harm our business.

Our growth strategy includes identifying and acquiring or investing in suitable candidates on acceptable terms.  Over time, we may acquire or make investments in other providers of product offerings that complement our business and other companies in the textile industry.

Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

•

diversion of management’s attention from running our existing business

•

increased expenses, including travel, legal, administrative and compensation expenses resulting from newly hired employees

•

increased costs to integrate personnel, customer base and business practices of the acquired company with our own

•

adverse effects on our reported operating results due to possible write-down of goodwill associated with acquisitions

•

potential disputes with sellers of acquired businesses, technologies, services or products

•

dilution to stockholders if we issue securities in any acquisition

Moreover, performance problems with an acquired business, technology, product or service could also have a material adverse impact on our reputation as a whole. In addition, any acquired business, technology, product or service could significantly under-perform relative to our expectations, and we may not achieve the benefits we expect from our acquisitions. For all these reasons, our pursuit of an acquisition and investment strategy or any individual acquisition or investment, could have a material adverse effect on our business, financial condition and results of operations.

We extend credit and could face possible bad debts.

We extend credit to a large number of our customers while generally requiring no collateral. Many of our customers pay in installments, with a portion of the payment being paid after we ship the products. We perform ongoing credit evaluations of our customers’ financial condition and generally have no difficulties in collecting our payments. But if we encounter future problems collecting amounts due from our clients or if we experience delays in the collection of amounts due from our clients, our liquidity could be negatively affected.

We face competition from other polymer and chemical companies, which could adversely affect our sales, results of operations or cash flows.

We actively compete with companies that produce the same or similar products and in some instances with companies that produce different products that are designed for the same end uses. We encounter competition in price, delivery, service, performance, product innovation, product recognition and quality, depending on the product involved.

We expect that our competitors will continue to develop and introduce new and enhanced products, which could cause a decline in the market acceptance of our products. In addition, our competitors could cause a reduction in the selling prices of some of our products as a result of intensified price competition. Competitive pressures can also result in the loss of major customers. An inability to compete successfully could have an adverse effect on our financial position, results of operations or cash flows.

We may also experience increased competition from companies that offer products based on alternative technologies and processes that may be more competitive or better in price or performance, causing us to lose customers and result in a decline in our sales volume and earnings.

Additionally, some of our customers may already be or may become large enough to justify developing in-house production capabilities. Any significant reduction in customer orders as a result of a shift to in-house production could adversely affect our sales and operating profits.

The Company could be materially adversely affected by disruptions to manufacturing operations or related infrastructure.

Significant limitation of the Company's ability to manufacture products due to disruption of manufacturing operations or related infrastructure could have a material adverse affect on sales revenue, costs, results of operations, and financial condition.  Disruptions could occur due to internal factors such as computer or equipment malfunction, operator error, or process failures; or external factors such as natural disasters, pandemic illness, changes in laws or regulations, war or other outbreak of hostilities or terrorism, or breakdown or degradation of transportation infrastructure used for delivery of supplies to the Company or for delivery of products to customers.

Loss or financial weakness of the Company's largest customers could adversely affect our financial results.

The Company has an extensive customer base; however, loss of, or material financial weakness of, certain of the largest customers could adversely affect the Company's financial condition and results of operations until such business is replaced and no assurances can be made that the Company would be able to regain or replace any lost customers.

Growth initiatives may not achieve desired business or financial objectives and may require a significant use of resources.

The Company continues to identify and pursue growth opportunities through both internal development and acquisitions and joint ventures to diversify and extend the portfolio of our businesses.  These growth opportunities include development and commercialization of new products and technologies, expansion into new markets and geographic regions, and alliances, ventures, and acquisitions that complement and extend the Company's portfolio of businesses and capabilities.  There can be no assurance that such efforts, investments, or acquisitions and alliances will result in financially successful commercialization of products or acceptance by existing or new customers or new markets or achieve their underlying strategic business objectives or that they will be beneficial to the Company's results of operations.  There also can be no assurance that capital projects for such growth efforts can be completed within the time or at the costs projected due, among other things, to demand for and availability of construction materials and labor and obtaining regulatory approvals and operating permits and reaching agreement on terms of key agreements and arrangements with potential suppliers and customers.  Any such delays or cost overruns or the inability to obtain such approvals or to reach such agreements on acceptable terms could negatively affect the returns from any proposed investments and projects.

Demand for and supply of our products and services may be adversely affected by several factors, some of which we cannot predict or control, that could adversely affect our financial position, results of operations or cash flows.

Several factors may affect the demand for and supply of our products and services, including:

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economic downturns in the significant end markets that we serve

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product obsolescence, technological changes that unfavorably alter the value / cost proposition of our products and services

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competition from existing and unforeseen chemical fibers

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declines in general economic conditions or reductions in industrial production growth rates, both domestically and globally, which could impact our customers ability to pay amounts owed to us

•

changes in environmental regulations that would limit our ability to sell our products and services in specific markets; and

•

inability to obtain raw materials or supply products to customers due to factors such as supplier work stoppages, supply shortages, plant outages or regulatory changes that may limit or prohibit overland transportation of certain hazardous materials and exogenous factors, like severe weather

If any of these factors occur, the demand for and supply of our products and services could suffer, which would adversely affect our financial position, results of operations and cash flows.

Our manufacturing operations are subject to hazards and other risks associated with fiber production and the related storage and transportation of raw materials, products and wastes.

Our manufacturing operations are subject to the usual hazards and risks associated with fiber production and the related storage and transportation of raw materials, products and wastes. These hazards and risks include, but are not limited to:

•

explosions, fires, inclement weather and natural disasters

•

mechanical failure resulting in protracted or short duration unscheduled downtime

•

regulatory changes that affect or limit the transportation of raw materials

•

inability to obtain or maintain any required licenses or permits

•

interruptions and environmental hazards such as chemical spills, discharges or releases of toxic or hazardous substances or gases into the environment or workplace; and

•

storage tank leaks or other issues resulting from remedial activities

The occurrence of any of these operating problems at our facilities may have a material adverse effect on the productivity and profitability of a particular manufacturing facility or on our operations as a whole, during and after the period of these operating difficulties. These operating problems may also cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage. We are subject to present and potential future claims with respect to workplace exposure, workers’ compensation and other matters. Although we maintain property and casualty insurance of the types and in the amounts that we believe are customary for the industry, we are not fully insured against all potential hazards that are incident to our business.

Electricity, fuel and raw material costs, and other external factors beyond our control can cause wide fluctuations in our margins and financial performance.

The cost of our electricity, fuel and raw materials, and other costs, may not correlate with changes in the prices we receive for our products, either in the direction of the price change or in absolute magnitude. Raw materials costs represent a substantial part of our manufacturing costs, in particular electricity, represent a component of the costs to manufacture building products. Most of the raw materials we use are PET and the price can fluctuate widely for a variety of reasons. Other external factors beyond our control can cause volatility in raw materials prices, demand for our products, product prices, sales volumes and margins. These factors include general economic conditions, the level of business activity in the industries that use our products, competitors’ actions, international events and circumstances, and governmental regulation in the PRC and abroad. These factors can also magnify the impact of economic cycles on our business. While we attempt to pass through price increases in energy costs and raw materials, there can be no reassurance that we can always succeed in doing so.

Our auditors have rendered a going concern emphasis opinion on our financial statements.

Our auditors have expressed concern as to the uncertainties in our business which raise substantial doubt about our ability to continue as a going concern. If our business is ultimately unsuccessful, the assets on our balance sheet could be worth significantly less than their carrying value and the amount available for distribution to stockholders on liquidation would likely be insignificant.

Our common stock is quoted only on the OTC Bulletin Board, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock, and could have a long-term adverse impact on our ability to raise capital in the future.

Because we became public by means of a “reverse merger,” we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we will become public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to conduct any secondary offerings on behalf of our company in the future.

We cannot assure you that the common stock will become liquid or that it will be listed on a securities exchange.

We would like to list our common stock on the NASDAQ Capital Market as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of either of those or of any other stock exchange, or that we will be able to maintain any such listing. Until the common stock is listed on an exchange, we expect that it would be eligible to be quoted on the OTC Bulletin Board, another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, investor liquidity may be limited

In the event we seek additional capital through equity or debt offerings, our existing stockholders may be diluted or we may be unable to find additional capital on terms favorable to us and our stockholders.

In the event that we need additional working capital for our projected operations, we may seek capital through debt or equity offerings which could result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Those additional issuances of capital stock would result in a reduction of the percentage of ownership interest held by our existing stockholders. Also, the addition of a substantial number of shares of our common stock into the market or the registration of any other securities may significantly and negatively affect the prevailing market price for our common stock. Finally, we may not be able to find additional capital on terms favorable to us through existing markets or investors due to market conditions, our historical performance, or our stock price.

There may be issuances of shares of preferred stock in the future.

Although we currently do not have preferred shares authorized or outstanding, the Company could at some authorized preferred shares and the board of directors could complete the issuance of a series of preferred stock that would grant holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends would be declared to common stockholders, and the right to the redemption of such shares, possibly together with a premium, prior to the redemption of the common stock. To the extent that we do issue preferred stock, the rights of holders of common stock could be impaired thereby, including without limitation, with respect to liquidation.

Compliance with corporate governance and disclosure standards is costly.

The Company has spent and continues to spend a significant amount of management time and resources to comply with laws, regulations and standards relating to corporate governance and public disclosure. Because the Company qualifies as a smaller reporting company, the Company’s independent registered public accounting firm is not required to provide an attestation report. However, there is no guarantee that the Company will receive management assurance or an attestation by our independent registered public accounting firm that internal control over financial reporting is effective in future periods. In the event that the Company’s chief executive officer, chief financial officer or independent registered public accounting firm determines that the Company’s internal control over financial reporting is not effective as required by Section 404 of Sarbanes-Oxley, investor perceptions of the Company may be adversely affected. In addition, overhead may increase as a result of the additional costs associated with complying with the complex legal requirements associated with being a public reporting company.

Our compliance with SEC rules concerning internal controls may be time consuming, difficult and costly.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by SEC rules including Sarbanes-Oxley.  We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with Sarbanes-Oxley’s internal controls requirements, we may not be able to obtain the independent accountant certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

We depend upon a limited number of third-party suppliers for raw materials.

We purchase a significant amount of the raw materials from a small number of suppliers. We believe that the loss of any one of its suppliers would not have a long-term material adverse effect because other manufacturers would be able to fulfill those requirements. However, the loss of certain of our suppliers could, in the short term, adversely affect our business until alternative supply arrangements were secured. In addition, there can be no assurance that any new supply arrangements would have terms as favorable as those contained in current supply arrangements. Until now, we have not experienced any significant disruptions in supply as a result of shortages in PET from suppliers.

Changes in the price, availability and quality of raw materials could increase our costs or cause production delays and sales interruptions, which would result in decreased earnings. We depend upon outside suppliers for most of our raw material needs. Fluctuations in the price, availability and quality of these goods and services could have a negative effect on our production costs and ability to meet the demands of our customers, which would affect our ability to generate sales and earnings. In many cases, we are not able to pass through increased costs of raw materials or increased production costs to our customers through price increases. In particular, our basic raw materials are petrochemical products. For this reason, our material costs are especially sensitive to changes in prices for petrochemicals and the underlying price of oil. Increases in prices for oil, petrochemical products or other raw materials and services provided by outside suppliers could significantly increase our costs and negatively affect earnings.

If we are unable to manage our cash effectively, we will not have funds available to repay debt and to maintain the flexibility necessary for successful operation of our business.

Our ability to meet our cash obligations depends on our operating cash flow, access to trade credit, and our ability to borrow under our debt agreements. In addition to the cash needs of operating our business, we have substantial debt repayments that are due over the next several years. Our ability to generate cash flow going forward will depend upon our ability to generate profits from our business. If we are not able to generate cash during the coming year, we may not be able to provide the funds needed to operate and maintain our business or to make payments on our debts as they become due.

Risks relating to doing business in China

Economic, political, legal and social uncertainties in China could adversely affect the Company’s future interests in China. Substantially all sales of the Company are generated from China. We anticipated that sales of the Company’s products in China will continue to represent a substantial proportion of our total sales in the near future. Any significant decline in the condition of the PRC economy could adversely affect consumer buying power and reduce consumption of their products, among other things, which in turn would have a material adverse effect on our business and financial condition.

The ability to implement planned development depends on many factors, including the ability to receive various governmental permits.

In accordance with PRC laws and regulations, the Company is required to maintain various licenses and permits in order to operate at each production facility including, without limitation, hygiene permits and industrial products production permits. Failure to pass these inspections, or the loss of or suspend some or all of production activities, could disrupt their operations and adversely affect our business.

Changes in the policies of the Chinese government could have a significant impact upon the ability to sustain growth and expansion strategies.

Since 1978, the PRC government has promulgated various reforms of its economic system and government structure. These reforms have resulted in significant economic growth and social progress for China in the last two decades. Many of the reforms are unprecedented or experimental, and such reforms are expected to be modified from time to time. Although we cannot predict whether changes in China’s political, economic and social conditions, laws, regulations and policies will have any materially adverse effect on the Company’s current or future business, results of operation or financial condition.

The Company’s ability to continue to expand business depends on a number of factors, including general economic and capital market conditions in China and credit availability from banks and other lenders in China. Recently, the PRC government has implemented various measures to control the rate of economic growth and tighten its monetary policies. Slower economic growth rate may in turn have an adverse effect on the ability to sustain the growth rate historically achieved due to the aggregate market demand for consumer goods, like bottled water.

Failure to comply with the State Administration of Foreign Exchange regulations relating to the establishment of offshore special purpose companies by PRC residents may adversely affect the operating entities.

On October 21, 2005, the State Administration of Foreign Exchange (SAFE) issued a new public notice which became effective on November 1, 2005. The notice requires PRC residents to register with the local State Administration of Foreign Exchange branch before establishing or controlling any company, referred to in the notice as a “special purpose offshore company” outside of China for the purpose of capital financing. PRC residents who are shareholders of a special purpose offshore company established before November 1, 2005 were required to register with the local State Administration of Foreign Exchange Branch. Our beneficial owners, who hold call option agreements, believe that they are not required to file with SAFE until they execute their options and receive ownership in a foreign company.    We cannot assure you that this view is correct, or that all of our beneficial owners will file with SAFE after they execute their call options and become shareholders of the Company. If such beneficial owners fail to comply with the relevant State Administration of Foreign Exchange requirements, such failure may subject the beneficial owners to fines and legal sanctions and may also adversely affect our business operations.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land-use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

The legal environment in China is uncertain and your ability to legally protect your investment could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign owned enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in Renminbi, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The value of our securities will be affected by the foreign exchange rate between the United States Dollars and Renminbi.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position, the business of the company, and the price of our common stock may be harmed. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi; the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

The revenue of company will affected by trends of changes in Chinese political legislation.

All of the Company’s future business operations are expected to be located in China. As a consequence, the economic, political, legal and social conditions in China could have an adverse effect on the Company’s business, results of operations and financial condition. The legislative trend in China over the past decade has been to enhance the protection afforded to foreign investment and to allow for more active control by foreign parties of foreign invested enterprises. There can be no assurance, however, that legislation directed towards promoting foreign investment will continue. More restrictive rules on foreign investment could adversely affect the Company’s ability to expand its operations into China or repatriate any profits earned there. Some of the changes that could adversely affect the Company include:

•

Level of government involvement in the economy

•

Control of foreign exchange

•

Methods of allocating resources

•

Balance of payments position

•

International trade restrictions

•

International conflict

Substantially all of our business assets are located in China, and substantially all of our sales is derived from China. Accordingly, our results of operations, financial position and prospects are subject to a significant degree to the economic, political and legal development in China.

Health and safety regulation costs could increase.

The Company’s operations are also subject to regulation of health and safety matters. The Company believes that it employs appropriate precautions to protect its employees and others from workplace injuries and harmful exposure to materials handled and managed at its facilities. However, claims that may be asserted against the Company for work-related illnesses or injury, and changes in occupational health and safety laws and regulations in the PRC could increase its operating costs. The Company is unable to predict the ultimate cost of compliance with these health and safety laws and regulations. Accordingly, the Company may become involved in future litigation or other proceedings or be found to be responsible or liable in any litigation or proceedings, and such costs may be material to the Company.

Legislative and regulatory actions could increase the Company's future compliance costs.

The Company's facilities and businesses are subject to complex health, safety and environmental laws and regulations, which require and will continue to require significant expenditures to remain in compliance with such laws and regulations currently and in the future.  The Company's accruals for such costs and associated liabilities are subject to changes in estimates on which the accruals are based.  The amount accrued reflects the Company's assumptions about remediation requirements at the contaminated site, the nature of the remedy, the outcome of discussions with regulatory agencies and other potentially responsible parties at multi-party sites, and the number and financial viability of other potentially responsible parties.  Changes in the estimates on which the accruals are based, unanticipated government enforcement action, or changes in health, safety, environmental, chemical control regulations, and testing requirements could result in higher costs.  Pending and proposed Chinese legislation and regulation increase the likelihood that the Company's manufacturing sites will in the future be impacted by regulation or taxation of greenhouse gas emissions, which legislation and regulation, if enacted, may result in capital expenditures, increases in costs for raw materials and energy, limitations on raw material and energy source and supply choices, and other direct compliance costs.

We are subject to litigation and environmental regulations that could adversely impact our sales and earnings.

In the future we could b a party to legal proceedings and claims, including environmental matters, product liability and employment disputes. We face the continual business risk of exposure to claims that our business operations have caused personal injury or property damage. We maintain insurance against product liability claims and in some cases have indemnification agreements with regard to environmental claims, but there can be no assurance that these arrangements will continue to be available on acceptable terms or that such arrangements will be adequate for liabilities actually incurred. Given the inherent uncertainty of litigation, there can be no assurance that claims against the company will not have a material adverse impact on our earnings or financial condition. We are also subject to various laws and regulations in our business, including those relating to environmental protection and the discharge of materials into the environment. We could incur substantial costs as a result of noncompliance with or liability for cleanup or other costs or damages under environmental laws or other regulations.

Our assets are outside the US and the judgments of US courts may not be enforceable in China.

Because the assets and operations of the operating entities are located outside the United States and our officers and directors are non-United States citizens living outside of the United States, investors may experience difficulties in attempting to enforce judgments based upon United States federal securities laws against us and our directors. United States laws and/or judgments might not be enforced against us in foreign jurisdictions.

All of our holdings are located outside of the United States, and all the assets of our subsidiary and the operating entities are located outside the United States. In addition, all of our officers and directors are foreign citizens. As a result, it may be difficult or impossible for U.S. investors to enforce judgments made by U.S. courts for civil liabilities against the operating entities or against any of our individual directors or officers. In addition, U.S. investors should not assume that courts in the countries in which our subsidiary is incorporated or where the assets of our subsidiary or the company is located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiary based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiary based upon these laws.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS

Disclaimer Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “we believe,” “believes,” “management believes” and similar language.  Except for the historical information contained herein, the matters discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this report are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this report; provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this Form 8-K.

Overview

We are a premium chemical fiber manufacturer of polyester fibers with operations based in Suzhou city, Jiangsu province.  We commenced operations in 2001.  We manufacture two types of chemical fibers, Pre-Oriented Yarn (POY) and Draw Texturing Yarn (DTY). Our products are used to produce a variety of clothing and textile products.

We primarily sell our products to local distributors and textile manufacturers in the PRC.  Our products are sold under the “Jinkai” brand name, which is widely recognized among our customers as a premium brand.  We place strong emphasis on product quality and use our modern production facility and industry expertise to produce high quality polyester fibers.

Sales

We primarily focus on maintaining our current business relationships as well as developing new ones.  We have established three sales offices in Jiangsu Taicang, Jiangsu Jiangyin, and Jiangsu Wujiang, enabling us to provide our customers more convenient sales points and access to customer support.  We typically charge a slight premium on our products as compared with other nearby chemical fiber manufacturers. Our order sizes vary from 1 to 1,000 metric tons and the duration of orders can vary from 10 days to 5 months. Typically, we require new customers to make full payments before shipment of our products.  For long-time customers with a good payment history, we will only require them to make 30% down payment, with the remaining balance due 30 days after delivery.

Our business is affected by many factors, including:

(a)

Raw Material Prices

Our main raw material is PET (Polyethylene Terephthalate), which is derived from crude oil, hence the fluctuation of crude oil price is an important factor affecting the PET prices.  The market supply and demand relations will also affect the PET prices.

(b)

Our Production Capacity

Our production capacity is a function of our factory space, equipment, and staff work level experience. We currently produce at full production capacity and our ability to expand our production will have significant impact in our ability to increase sales.  We are in the process of adding a new facility and production lines as a means to increase our production capacity.  Currently, we have outsourced a portion of our production to keep up with our current sales levels.

(c)

Competition

The chemical fiber market in China is large and fragmented. There are many other companies that make similar products, and thus price levels are set by competition in the marketplace.   We believe that we are considered better than average in quality and service, and accordingly have been receiving a moderate premium.  We are located in a textile intensive region and have a large number of customers within a 200KM radius of our facility.  While the China chemical fiber market is vast and national price levels affect local levels, most of our competition takes place from regional companies, as customers desire quick delivery.  Also chemical fiber is a major cost component for fabric makers and thus they often prefer chemical fiber suppliers that are closer in proximity to foster stronger business ties.  Likewise we place great emphasis on the customer relationship, because all of our customers can find other sources if our price, quality, or service became noncompetitive

Please refer to the section “Risk Factors” herein for further information on other factors that may affect our revenue.

Cost of Sales

Our cost of sales consists primarily of raw material, direct labor and production overhead costs.

Our main raw material is PET, which is primarily procured from two nearby raw material suppliers, both located within 200 kilometers of our production facility.

Direct labor includes salaries, wages and staff related costs of plant operators and those who are directly involved in the production of our products. Overhead consists mainly of depreciation charges on machinery, utilities (water and electricity) and other factory related costs.

In addition to the volume of production, our costs of sales are affected by, (i) factors affecting the costs of raw materials, namely, the market demand and supply conditions for crude oil; (ii) factors affecting labor costs, namely demand and supply of labor, general wage levels, and government regulations; as well as (iii) factors affecting general manufacturing overhead, namely, our depreciation expense resulting from capital expenditures and general prices of utilities charges.

Selling, General and Administrative Expenses

Our selling and distribution costs consist of transportation fee, advertising and payroll-related costs. Our general and administrative costs consist of payroll-related costs, depreciation and office expenses.

Other Non-Operating Income

Our non-operating income consists of interest income, subsidy income, and other non-operating items. According to the governmental policies and regulations on encouraging the development of domestic enterprises, we sometimes receive government subsidies, which include income-tax rebates, technical renovation subsidies, and incentive subsidies.

Interest Expense

Our interest expense consists of interest expense based on our bank borrowings.

Income Tax Expense

We pay income tax in accordance with our local divisional taxing authority.

Seasonality

We have lower sales during the Chinese Spring Festival, which usually occurs in January or February.  Our customers typically halt production during this time and thus demand shrinks for our products.  We give our factory workers time off for this holiday and temporary halt production.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We have identified certain accounting policies that are significant to the preparation of the financial statements. Critical accounting policies are those that are both most important to the portrayal of our results of operations and financial condition and require management’s most difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.  Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments.  We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of the financial statements.

Property, Plant and Equipment

Property plant and equipment are stated at cost less accumulated depreciation. Depreciation on property and equipment is provided using the straight-line method over the estimated useful lives of the assets.  An estimated residual value of 3% or 5% of cost was made for each item for both financial and income tax reporting purposes. The estimated useful lives are as follows:

Building and plant	20 years
Machinery and equipment	5-10 years
Office equipment	5-10 years
Motor vehicles	5 years

Land Use Right

Land use right represents the exclusive right to occupy and use three piece of lands in the PRC for a specified contractual term. Land use right is carried at cost, less accumulated amortization. Amortization is calculated using the straight-line method over the life of the right.

Revenue Recognition

Revenue from product sales is recognized when title has been transferred, which is generally at the time of customer’s receipt of product, the risks and rewards of ownership have been transferred to the customer, the price is fixed and determinable, and the collection of the related receivable is probable. The Company’s report revenue net of value added taxes if applicable.

Inventories

Inventory is stated at the lower of weighted average cost, which takes into account historical prices on a continuing basis, or market. Cost is determined by the weighted average method. Provision for diminution in value on inventories is made using specific identification method.

Accounts Receivable

Accounts receivable mainly represent amounts earned and are collectible from customers.  Accounts receivable are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make the required payments and uses the specific identification method to record such allowances.  Management of the Company considers the following factors when determining the collectability of accounts receivable:  a customer's credit-worthiness, past collection history, and changes in a customer's payment terms. Allowance for doubtful accounts is made based on any specifically identified accounts receivable that may become uncollectible.

RECENTLY ISSUED ACCOUNTING GUIDANCE

In January 2010, the FASB issued the following ASC Updates:

ASU No. 2010-06—Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. This Update amends ASC 820 subtopic 10 that requires new disclosures about transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements. This Update also amends ASC 820 subtopic 10 to clarify certain existing disclosures. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010.

In February 2010, the FASB issued Accounting Standards Update (ASU) 2010-09 to amend ASC 855, Subsequent Events, whose effective date is for interim or annual reporting periods ending after June 15, 2010. As a result, ASU No. 2010-09 excludes SEC reporting entities from the requirement to disclose the date on which subsequent events have been evaluated; In addition, it modifies the requirement to disclose the date on which subsequent events have been evaluated in reissued financial statements to apply only to such statements that have been restated to correct an error or to apply U.S. GAAP retrospectively.

In May 2010, the FASB issued ASU 2010-19, Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates. The amendments in this Update are effective as of the announcement date of March 18, 2010. The Company does not expect the provisions of ASU 2010-19 to have a material effect on the financial position, results of operations or cash flows of the Company.

The Company expects that the adoption of the above updates issued in the year 2010 will not have any significant impact on its financial position and results of operations.

Results of Operations for Year Ended December 31, 2009 Compared To the Year Ended December 31, 2008

 The following table sets forth a summary of certain key components of our results of operations for periods indicated in dollars and as a percentage of sales.

	For The Years Ended December 31,
	2009		2008		Change in %
Sales	$49,504,001	100.0%	$50,269,930	100.0%	(1.5)%
Cost of sales	41,381,581	83.6%	45,768,218	91.0%	(9.6)%
Gross margin	8,122,420	16.4%	4,501,712	9.0%	80.4%
General and administrative expenses	1,270,430	2.6%	1,049,603	2.1%	21.0%
Selling expenses	388,538	0.8%	465,737	0.9%	(16.6)%
Income from operations	6,463,452	13.1%	2,986,372	6.0%	116.4%
Other expense	127,351	0.3%	744,187	1.5%	(82.9)%
Income before income tax expense	6,336,101	12.8%	2,242,185	4.5%	182.6%
Income tax expense	1,531,547	3.1%	595,491	1.2%	157.2%
Net income	$4,804,554	9.7%	$1,646,694	3.3%	191.8%

Sales

For the year ended December 31, 2009, our sales decreased 1.5% to $49,504,001 from $50,269,930 for the year ended December 31, 2008. Starting in October 2008, the global financial crisis and the declining crude oil prices resulted in a significant price decline for PET, the main raw material we use to manufacture polyester fibers. This decline in price subsequently reduced the market price for polyesters and thus, our selling price decreased resulting in slightly lower sales in 2009 compared to 2008. Our average selling price decreased 14.72%, from $1882 to $1605 per metric ton from 2008 to 2009. Although our overall sales decreased from 2008 to 2009, our sales quantity increased from 26,706 metric tons to 30,831 metric tons, and from mid-2009, the market prices slowly rebounded.

Cost of Sales

Our cost of sales consists primarily of our main raw material, PET (Polyethylene Terephthalate) and POY (Pre-oriented Yarn), both by-products of crude oil. Our cost of sales decreased by 9.6%, from $45,768,218 for the year ended December 31, 2008 to $41,381,581 for the year ended December 31, 2009, mainly due to the decrease in the price of crude oil. Raw materials comprised 86.88 % of cost of sales in 2009, and in 2008, raw materials comprised 89.81% of cost of sales. The total quantity of PET used for production increased from 17,463 to 23,166 metric tons from 2008 and 2009, and the average purchase price of PET went from $1180 to $1010 per metric ton from 2008 to 2009, a 14.4% decrease. Meanwhile, the total quantity of POY used for production was 7,464 and 9,048 metric tons in 2008 and 2009 respectively, and the average purchase price of POY also decreased 15.6% from $1464 to $1235 per metric ton from 2008 to 2009. Labor comprised 1.94 % of costs of sales in 2009, as compared with 1.55% of 2008. Labor costs went from $5,229,068 to $ 5,779,107 from 2008 to 2009.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include payroll-related costs, depreciation and office expense. General and administrative expenses increased 21%, from $1,049,603 in 2008 to $1,270,430 in 2009, primarily due to an increase in the number of full-time management personnel and the rising costs of remuneration packages used to recruit and maintain skilled employees.

Selling expenses include transportation fees, advertising and payroll-related costs. Selling expenses decreased 16.6% from $465,737 in 2008, to $388,538 in 2009, primarily due to a decrease in our transportation fees as more customers collected products directly from our plants instead of requiring us to arrange delivery to their facilities. We believe this decrease of transportation fee in 2009 was random and dependant on the customers’ preference, which does not represent any regular pattern that transportation fees will continue to decrease in future.

Other Expenses

The following table sets forth a breakdown of the primary other expenses of the Company:

	Years Ended December 31,
	2009	2008

-Subsidy income	$590,699	$136,192
-Interest income	201,635	107,391
-Interest expense	(1,039,004)	(1,094,930)
-Other income	119,319	107,160
Other expenses	$(127,351)	$(744,187)

Other expenses include interest expense offset by subsidy income, interest income and others. Other expenses decreased 82.9% from $744,187 in 2008, to $127,351 in 2009, primarily due to government subsidy income increasing from $136,192 in 2008 to $590,699 in 2009.  In 2009, we received tax rebates amounting to approximately $570,000 from our local tax bureau.  We have in years past received subsidies from the local government of Taicang as a result of our economic importance to the area.  These subsidies are based on tax rebates for investments in domestic equipment, and the incentives for technical advances and renovations.

Income Tax Expense

Our income tax expense increased 157.2% from $595,491 for the year ended December 31, 2008 to $1,531,547 for the year ended December 31, 2009.  This increase is primarily attributable to an increase in profits before income taxes.

Net Income

Our net income increased 191.8% from $1,646,694 for the year ended December 31, 2008 to $4,804,554 for the year ended December 31, 2009.  This increase is primarily attributable to an increase in our gross profits from $4,501,712 for the year ended December 31, 2008 to $8,122,420 for the year ended December 31, 2009.  Our costs of goods sold decreased from $45,768,218 in 2008 to $41,381,581 in 2009, mainly because the price of crude oil decreased during the second half year of 2008. Also our product mix sold in 2008 and 2009 were not the same and had different gross margins. During 2008, our sales were mainly attributable to polyester products of regular Denier, a lower profit margin product.  However in 2009, we started to increase our production of ultra-fine Denier polyester products, a higher profit margin product. This resulted in higher overall profit margins in 2009. In addition, a new POY production facility was put into use during 2009, which reduced the cost of production. These contributing factors resulted in overall increase in net income in 2009.

Results of Operations for the Nine Months Ended September 30, 2010 Compared To the Nine Months Ended September 30, 2009

The following table sets forth a summary of certain key components of our results of operations for periods indicated in dollars and as a percentage of sales.

	For The Nine Months Ended September 30,
	2010		2009		Change in %
	(Unaudited)		(Unaudited)
Sales	$53,851,180	100.0%	$35,832,711	100.0%	50.3%
Cost of sales	46,751,772	86.8%	30,133,355	84.1%	55.2%
Gross margin	7,099,408	13.2%	5,699,356	15.9%	24.6%
General and administrative expenses	1,551,129	2.9%	917,916	2.6%	69.0%
Selling expenses	563,774	1.0%	310,264	0.9%	81.7%
Income from operations	4,984,505	9.3%	4,471,176	12.5%	11.5%
Other income/(expense)	106,210	0.2%	(10,191)	(0.0)%	1,142.2%
Income before income tax expense	5,090,715	9.5%	4,460,985	12.4%	14.1%
Income tax expense	1,168,381	2.2%	1,042,155	2.9%	12.1%
Net income	$3,922,334	7.3%	$3,418,830	9.5%	14.7%

Sales

For the nine months ended September 30, 2010, our net sales increased 50.3% to $53,851,180 from $35,832,711 for the same period in 2009.  This increase in sales was mainly attributable to our increase in sales quantity to 31,448 metric tons from the 23,176 metric tons for the nine months ended 2009. In addition, our sales prices increased since the end of 2009. The average price of our products increased from $1546 to $1712 per metric ton as compared to the previous period for the nine months ended 2009.  Our increase in sales was also influenced by our expanded production capacity as result of a new POY production line and four DTY draw-texturing machines. Due to strong market demand, we also subcontracted a portion of our POY and DTY products. These are contributing factors to our increase in sales for the nine months ended in 2010.

Cost of Sales

Our cost of sales increased by 55.2% from $30,133,355 for the nine months ended September 30, 2009 to $46,751,772 for the same period in 2010. This was mainly attributable to our increase in sales and the increase in the price of PET. Comparing the first nine months of 2009 and 2010, the weighted average price of PET increased from $1,003 per metric ton to $1,205 per metric ton. We also experienced increased costs for subcontracting expenses as result of our increased sales.

Selling, General and Administrative Expenses

General and administrative expenses include payroll-related costs, depreciation, office expense and management. General and administrative expenses increased 69.0% from $917,916 for the nine months ended September 30, 2009 to $1,551,129 for the same period in 2010.  The increase in general and administrative expenses during the nine months ended September 30, 2010 included the following: (1) Payroll-related cost including salary, welfare and staff social insurance increase $241,000 as we keep improving the salary level of our employees and recruiting skilled personnel to enhance our professional and technical force. (2) Traveling expense and business expenses increased to $147,000, with the expansion of our market coverage; our management teams and sales representatives traveled more frequently for customer visits and business development. (3) There was a professional service fee of $49,000 for the nine months ended September 30, 2010 which we used to hire professional consultants to assist us to set up a new subsidiary as well as adjust registered company capital.

Selling expenses include transportation fees, advertising and payroll-related costs. Selling expenses increased 81.7% from $310,264 to $563,774 primarily due to the transportation fees increasing $160,000 for the nine months ended September 30, 2010 compared to the same period in 2009. This increase in transportation fees is reflective of our increase in sales and we also provided more factory-to-factory transportation services as beneficial service to our customers.  Our transportations will sometimes vary from period to period dependant on our customers’ preferences.

Other Income/Expense

The following table sets forth a breakdown of the primary other income/(expenses) of the Company:

	Nine Months Ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
-Subsidy income	$863,102	$590,559
-Interest income	67,868	46,297
-Interest expense	(974,258)	(776,009)
-Other income	149,498	128,962
Other income/(expense)	$106,210	$(10,191)

Other income /(expenses) include interest expense offset by subsidy income, interest income and others. Other income increased 1,142.2% from other expense of $10,191 for nine months ended 2009 to other income of $106,210 for the nine months ended 2010. This was primarily due to our government subsidy income (including income tax rebate and subsidy for technical renovation) increasing from $590,559 for the nine months ended September 30, 2009 to $863,102 for the comparable period in 2010.

Income Tax Expense

Our income tax expense increased 12.1% from $1,042,155 for the nine months ended September 30, 2009 to $1,168,381 for the same period in 2010.  This increase is primarily attributable to an increase in profits before income taxes.

Net Income

Our net income increased 14.7% from $3,418,830 for the nine months ended September 30, 2009 to $3,922,334 for the same period in 2010.  Our increase in income is primarily due to our increase in sales of 50.3% during the nine months ended September 30, 2010, compared to the same period in 2009.  Our gross margin on our products decreased slightly from 15.9% to 13.2%, which was mainly due to the increase in the price of crude oil during this time period. Our overall gross margins increased 24.6%, from $5,699,356 to $7,099,408.

Liquidity and Capital Resources

The following table sets forth the summary of our cash flows for the years ended December 31, 2009 and 2008.

	Years Ended December 31,
	2009	2008

Net cash provided by operating activities	$3,701,222	$737,460
Net cash used in investing activities	(2,347,703)	(4,493,764)
Net cash provided by financing activities	1,519,177	2,924,060
Effect of foreign currency fluctuation on cash and cash equivalents	2,613	44,658
Cash and cash equivalents at beginning of year	428,539	1,216,125
Cash and cash equivalents at end of year	$3,303,848	$428,539

As of December 31, 2009 and December 31, 2008 we had negative working capital. As of December 31, 2009, we had $21,076,426 in total current assets and $25,009,658 in total current liabilities. As of December 31, 2008 we had $17,544,027 in total current assets and $21,284,063 in total current liabilities. We believe that our negative working capital reflects growth and business expansion in the light of strong market demand for our products.  We currently use bank loans and notes payable to help to meet our liquidity needs to pay for raw materials and production equipments used to increase our production capacities. As a result, we have negative working capital. In the long-term, we believe our business will generate higher cash flow and be better position to meet working capital needs.  However, we will still rely primarily on bank loans to finance many of our working capital requirements.

The Company will have an extensive need for liquidity for both the short-term and long-term basis. As the current global chemical fiber market continues to grow rapidly, for the short run, the Company will emphasize on promoting its production capacity and product portfolio, the Company will take actions including purchasing new production machines, hiring more production personnel, increasing R&D inputs and merging smaller chemical fiber manufacturers. For the long run, the Company’s focus is continuously expanding the size of business meanwhile integrating the upper stream and lower stream of the chemical fiber industry chain. Hence, the Company’s development targets require high liquidity inputs in foreseeable future.

Cash Flow from Operating Activities

During the year ended December 31, 2009, net cash provided by operating activities was $3,701,222, as compared to net cash used for operating activities of $737,460 during the year ended December 31, 2008.  This increase was primarily due to an increase of net income from $1,646,694 for the year ended December 31, 2008 to $4,804,554 for the year ended December 31, 2009.

Cash Flow from Investing Activities

During the year ended December 31, 2009, net cash used in investing activities was $2,347,703, compared to $4,493,764 of net cash used in investing activities for the year ended December 31, 2008. The decrease was primarily due to the construction of a new office building and workshop as well as the purchase of two POY (Pre-Oriented Yarn) production lines in the year 2008.  In 2009, we purchased only one product line and some related equipments. In 2011, we intend to purchase 20 new texturing machines through the use of new bank loans.

Cash Flow from Financing Activities

During the year ended December 31, 2009, net cash provided by financing activities was $1,519,177, which mainly consisted of net proceeds from a bank loan of $5,313,644, which was offset by a dividend paid to the owners of $3,469,369. During the year ended December 31, 2008, net cash provided by financing activities was $2,924,060, mainly due to $1,459,769 capital contribution to Jinkai from its owners, and received loan repayment $2,594,715 from its owners. We also paid $1,001,156 dividend to owners for the year ended December 31, 2008.

Our total cash and cash equivalents increased to $3,303,848 as of December 31, 2009, as compared to $428,539 as of December 31, 2008.

The following table sets forth the summary of our cash flows for the nine months ended September 30, 2010 and 2009.

	Nine Months Ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Net cash provided by/(used in) operating activities	$2,758,377	$(1,272,572)
Net cash used in investing activities	(2,917,628)	(2,036,365)
Net cash provided by financing activities	341,888	4,412,124
Effect of foreign currency fluctuation on cash and cash equivalents	73,393	1,832
Cash and cash equivalents at beginning of period	3,303,848	428,539
Cash and cash equivalents at end of period	$3,559,878	$1,533,558

Cash Flow from Operating Activities

Net cash provided by operating activities increased from cash used of $1,272,572 for the nine months ended September 30, 2009 to cash provided of $2,758,377. This was attributable to our net income increase to $3,922,334 from $3,418,830. The notes payable increase amounted to $6,667,612 and other payables increase amounted to $2,810,993. Our cash used for working capital decreased during the nine months ended September 30, 2010 compared to the same period.

Cash Flow from Investing Activities

During the nine months ended September 30, 2010, net cash used in investing activities was $2,917,628, as compared to $2,036,365 of net cash used in investing activities for the comparable period in 2009. The increase was primarily due to a new workshop, which was built for  $1,300,000 and one POY product line for $1,500,000, which was set up during the nine months ended September 30, 2010.

Cash Flow from Financing Activities

During the nine months ended September 30, 2010, net cash provided by financing activities was $341,888, mainly due to net proceed from bank loan $5,699,490 and dividend paid to shareholder $5,646,478. During the nine months ended September 30, 2009, net cash provided by financing activities was $4,412,124, mainly due to amount $4,529,040 net proceed from bank loans.

Our total cash and cash equivalents increased to $3,559,878 as of September 30, 2010, as compared to $1,533,558 as of September 30, 2009.

TOTAL ASSETS/LIABILITIES

The following table sets out our assets and liabilities as the dates indicated:

	December 31,		September 30,
	2009	2008	2010
ASSETS			(Unaudited)
Current Assets:
Cash and cash equivalents	$3,303,848	$428,539	$3,559,878
Restricted cash	3,059,078	2,908,236	9,449,430
Notes receivable	2,600,480	151,112	2,497,044
Accounts receivable	6,404,518	6,652,835	10,872,740
Advance to suppliers	1,084,251	376,698	5,183,086
Inventories	4,532,761	5,374,327	3,584,558
Prepaid expenses	26,327	26,261	-
Loans to third parties	65,163	1,626,019	119,206

Total current assets	21,076,426	17,544,027	35,265,942

Property plant and equipment, net	14,996,723	14,346,908	16,996,992
Land-use rights and land development, net	4,054,796	2,656,994	4,076,335

Total Assets	$40,127,945	$34,547,929	$56,339,269

LIABILITIES

Current liabilities:
Short-term bank loans	$12,322,296	$6,988,416	$18,378,346
Notes payable	9,822,734	10,557,560	16,812,098
Accounts payable	589,376	1,470,103	1,001,159
Advances from customers	552,932	613,618	1,331,981
Income tax payable	483,227	185,597	652,833
Other payables	925,366	1,468,769	3,805,224
Amount due to shareholder	-	-	64,197
Capital lease payable-current portion	313,727	-	311,738
			311,738
Total current liabilities	25,009,658	21,284,063	42,357,576

Capital lease payable-long-term portion	485,540	-	262,197
Total Liabilities	25,495,198	21,284,063	42,619,773
Commitments and contingencies	-	-	-

We had total assets of $34,547,929, $40,127,945 and $56,339,269 as of December 31, 2008, December 31, 2009 and September 30, 2010.  Our total assets increased mainly because our Cash Deposit, Fixed Assets, Accounts Receivable and Advances to Suppliers increased from 2008 to 2010.

Restricted Cash

Restricted Cash at December 31, 2008, December 31, 2009 and September 30, 2010 is as below:

	December 31,		September 30,
	2009	2008	2010

Restricted Cash	$3,059,078	$2,908,236	$9,449,430

We had Restricted Cash of $2,908,236, $3,059,078 and $9,449,430 as of December 31, 2008, December 31, 2009 and September 30, 2010, respectively. The Restricted Cash increased 208.9% from December 31, 2009 to September 30, 2010.  In 2010, we began to use bank acceptance notes for payment measures more often than in 2009, as well as a restricted security down-payment deposits between 30% to 100% of the face amount of the notes as required to be made to the bank until the acceptance notes are settled.

Notes Receivable

Notes Receivable at December 31, 2008, December 31, 2009 and September 30, 2010 is as below:

	December 31,		September 30,
	2009	2008	2010

Notes Receivable	$2,600,480	$151,112	$2,497,044

We had Notes Receivable of $151,112, $2,600,480 and $2,497,044 as of December 31, 2008, December 31, 2009 and September 30, 2010.  Notes receivable represents bank acceptance notes we received from customers for sales of our products. Our increase in notes receivable was mainly attributable to our customers preferring to make payments with bank acceptance notes. The acceptance notes have maturity durations of 6 months.

Accounts Receivable

Accounts Receivable as of December 31, 2008, December 31, 2009 and September 30, 2010 consisted of the following:

	December 31,		September 30,
	2009	2008	2010

Accounts Receivable	$6,404,518	$6,652,835	$10,872,740

We had Accounts Receivable of $6,652,835, $6,404,518 and $10,872,740 as of December 31, 2008, December 31, 2009 and September 30, 2010, respectively. The Accounts Receivable increased 69.8%, from December 31, 2009 to September 30, 2010, primarily due to our increase in sales. Historically, our accounts receivable decreases before year end, so we believe that these accounts receivable will be more in line with historical trends.

No allowance for doubtful accounts were recorded during the years ended December 31, 2008 and December 31, 2009, and during the nine months ended September 30, 2010.  Management believes no accounts are uncollectible as of December 31, 2008, and December 31, 2009 and September 30, 2010. All balances have been collected subsequent to the balance sheet date.

Advance to Suppliers

In order to secure constant and stable raw material supplies, we make advance payments to certain suppliers. As of December 31, 2008, December 31, 2009 and September 30, 2010, the advance payments to suppliers amounted to $376,698, $1,084,251 and $5,183,086, respectively. The increase in advance payments was mainly due to the increase of our production capacity and subsequently increase need for raw material suppliers.  Due to the fact our main raw material fluctuates with the price of oil, we attempt to anticipate the future price of raw materials, and as a common practice advance pre-payments to suppliers, to lock down the price of raw materials at more favorable prices.

Inventory

Inventories at December 31, 2009 and 2008 consisted of the following:

	December 31,		September 30
	2009	2008	2010

Raw materials	$2,896,670	$3,096,519	$1,623,998
Work in progress	747,881	504,818	1,472,233
Finished goods	888,210	1,772,990	488,327

	$4,532,761	$5,374,327	$3,584,558

We had total inventory of $5,374,327, $4,532,761 and $3,584,558 as of December 31, 2008, December 31, 2009 and September 30, 2010, respectively. Our total sales increased in 2010 and required bank issues acceptance. Due to the fact that the storage duration of our products usually does not exceed the shelf life, the market price of our product was higher than our production cost, and the increase of raw material prices. No provision for inventory obsolescence was recorded during the years ended December 31, 2009 and 2008.

Property Plant and Equipment

Property, plant and equipment as of December 31, 2008, December 31, 2009 and September 30, 2010 consisted of the following:

	December 31,		September 30
	2009	2008	2010

Buildings and plants	$3,417,012	$2,053,536	$4,764,063
Machinery and equipment	13,427,030	12,164,055	15,587,234
Office equipment and furniture	392,208	244,869	715,383
Motor vehicles	354,580	429,727	467,871
Construction in progress	1,054,631	1,815,607	465,498
	18,645,461	16,707,794	22,000,049
Less: Accumulated depreciation	(3,648,738)	(2,360,886)	(5,003,057)

	$14,996,723	$14,346,908	$16,996,992

We had Property Plant and Equipment for the total of $14,346,908, $14,996,723 and $16,996,992 as of December 31, 2008, December 31, 2009 and September 30, 2010. The increase of $2,000,269 comparing December 31, 2009 and September 30, 2010 was mainly contributable to the increase in Buildings and Plants for which we paid approximately $1,340,000 for our new facility, which is approximately 10,000 square meters.  In addition, our increase in Machinery and Equipment, which accounted for approximately $2,160,000 to purchase new production equipments, includes a new POY production line and four new DTY draw texturing machines.

The depreciation expenses were $1,066,976, $1,381,215 and $1,256,356 for the years ended December 31, 2008, December 31, 2009 and September 30, 2010, respectively.

The guaranteed net book value of the equipment for bank loans was $4,929,854 and $2,044,850 at December 31, 2009 and 2008, respectively. The guaranteed net book value of the buildings for these bank loans was $2,919,223 and $510,636 at December 31, 2009 and 2008, respectively. The increase of guaranteed net book value of equipments and buildings in 2009 was for the purpose of increasing our working capital obtained from bank loans.

Land-Use Rights and Land Development, Net

Land-use rights, net as of December, 2009 and 2008 consisted of the following:

	December 31,		September 30
	2009	2008	2010

Land-use right	$1,479,419	$766,406	$1,511,924
Land development	2,713,051	1,962,253	2,769,394
Less: Accumulated amortization	(137,674)	(71,665)	(204,983)

	$4,054,796	$2,656,994	$4,076,335

Amortization expenses were $65,795 and $45,073 for the years ended December 31, 2009 and 2008, respectively. The guaranteed net book value of the lands for these bank loans was $3,937,461 and $574,982 at December 31, 2009 and 2008, respectively. In order to expand production scale, Jinkai purchased a new land use right for the establishment of new production plants and production lines from 2008. We increased the guaranteed net book value of land in 2009 for the purpose of increasing our working capital from bank loans.

Short-Term Bank Loans

Short-term Bank Loans at December 31, 2008, December 31, 2009 and September 30, 2010 consisted of the following:

	December 31,		September 30,
	2009	2008	2010

Short-Term Loans	$12,322,296	$6,988,416	$18,378,346

We had total Short-Term Loans of $6,988,416, $12,322,296 and $18,378,346 as of December 31, 2008, December 31, 2009 and September 30, 2010, respectively. We increased the size of our short-term loans from 2008 to 2010 in order to provide more working capital for our production, sales and operating activities as we experienced strong market demand for our products. We believe the increase in market demand was mainly due to key factors such as the recovery of global economy, the increase in Chinese domestic consumption of textile products, and the increased usage of chemical fibers instead of cottons, which had supply shortages in 2010 due to natural disasters.

Our interest rates on loans range from approximately 4% to 8%. The interest rate we pay is dependent on the financial institution in which we receive our loans and the length of the term. Historically, we have experienced slight fluctuation and a modest increase in interest rates. However, we believe this trend will have a negligible impact on our future interest expense.

 Notes Payable

	December 31,		September 30,
	2009	2008	2010

Notes Payable	$9,822,734	$10,557,560	$16,812,098

We had Notes Payable of $10,557,560, $9,822,734 and $16,812,098 as of December 31, 2008, December 31, 2009 and September 30, 2010, respectively. The 71% increase of $6,989,364 from December 31, 2009 to September 30, 2010 was mainly attributable to our increase in sales.  We issued more notes payable to suppliers to support our increase in production.  These notes payable, usually Acceptance Notes issued by banks, require a restricted security deposit from 30% to 100% of the face amount of the notes payable. The reason the Company makes 100% restricted security money deposit is related to the Company’s marketing strategy and payment methods used. When the Company purchases raw materials from some suppliers, as agreed by both parties, the Company does not directly make cash payments to the supplier, instead, the Company deposits the full amount of cash payments in the bank as a 100% restricted security money for issuing notes payable (usually with validity of 6 month) to the suppliers. By doing so, the Company can receive an extra amount of interest income because the restricted security deposit actually generates the interest rate same as a 6-month saving deposit. However, in order to maintain a healthy level of working capital, the Company makes 100% restricted deposit for notes payable only with a very small part of all purchases.

We prefer to use more bank acceptance notes due to the lower interest rates as compared to regular bank loans and their flexibility of use.

Accounts Payable

	December 31,		September 30,
	2009	2008	2010

Accounts Payable	$589,376	$1,470,103	$1,001,159

The increase in Accounts Payable comparing December 31, 2009 and September 30, 2010 is amounted to $411,783, which was attributable to the increase of our sales scale.

Advances from Customers

	December 31,		September 30,
	2009	2008	2010

Advances from Customers	$552,932	$613,618	$1,331,981

The increase in Advances from Customers compared with December 31, 2009 and September 30, 2010 amounted to an additional $779,049, which was attributable to our increase in sales scale, as we receive more advanced payments from our customers.

Other Payables

	December 31,		September 30
	2009	2008	2010

Payable for purchasing equipment	$524,810	$1,040,692	$1,886,326
Accrued expense	192,071	207,774	1,017,661
Payroll payable and welfare payables	149,028	186,830	180,967
Other tax payables	59,457	33,473	371,413
Others	-	-	348,857

	$925,366	$1,468,769	$3,805,224

We had Other Payables of $1,468,769, $925,366 and $3,805,224 as of December 31, 2008, December 31, 2009 and September 30, 2010, respectively. The increase of $2,879,858 comparing December 31 2009 to September 30 2010 was mainly attributable to our purchase of a new POY production line at the beginning of 2010. This was reflected by the increase of $1,361,516 from 2009 to 2010 in Payable for Purchasing Equipment. Also in 2010, we had electricity expenses and increased subcontracting production costs. We did not have accrued electricity expenses in 2009, and the accrued subcontracting production expense was $50,300 as of December 31, 2009. As of September 30, 2010, accrued electricity expense was $340,660, and accrued subcontract production expense was $564,970.

COMMITMENT AND CONTINGENCIES

Commitments and Contingencies

The following table sets forth the Company's contractual obligations by specified categories as of December 31, 2009:

	Payment Due by Period
	Total	Less Than 1 Year	More Than 1 Year
Capital lease commitments	$859,504	$326,976	$532,528
Construction in progress	1,606,214	1,527,819	78,395
Total	$2,465,718	$1,854,795	$610,923

The capital lease commitment of $859,504 was primarily from our purchase of four DTY texturing machine lines from a third party, under a capital leasing contract for a term of 3 years.

 Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue 80,000,000 shares of common stock, par value $0.001 per share. Holders of common stock are entitled to one vote per share and to receive dividends or other distributions when and if declared by the Board of Directors. Prior to the closing of our purchase of Golden, we had 8,525,000 shares issued and outstanding. The Company has agreed to acquire Golden by issuing 170,948,684 shares of Common Stock of the Company, constituting 95.25% of the company. Due to a shortage of currently authorized shares, 70,000,000 shares were issued at the Closing of the acquisition and the remaining amount will be issued after the Company has completed an amendment to its articles to increase its authorized shares.   As of this time, 78,525,000 shares are issued and outstanding.

Our common stock does not have preemptive rights, meaning that our common stockholders' ownership interest would be diluted if additional shares of common stock are subsequently issued and the existing stockholders are not granted the right, in the discretion of the Board of Directors, to maintain their percentage ownership interest in us.

Upon any liquidation, dissolution or winding-up of us, our assets — after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding — will be distributed pro-rata to the holders of the common stock. The holders of the common stock have no right to require us to redeem or purchase their shares.

The holders of common stock are entitled to share equally in dividends, if and when declared by our Board of Directors, out of funds legally available therefore, subject to the priorities given to any class of preferred stock which may be issued.

No Cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Dividend Policy

To date, we have not paid any dividends. The payment of dividends, if any, on our common stock in the future is within the sole discretion of our Board of Directors and will depend upon our earnings, capital requirements, financial condition, and other relevant factors. We have no present intention to declare any dividends on the common stock in the foreseeable future.

Transfer Agent

Our transfer agent is Action Stock Transfer Corp. 7069 S. Highland Dr., Suite 300 Salt Lake City, UT 84121.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

Market Information

There is no established public trading market for our Common Stock, however our Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol “MTXS.OB.” Trading of the Common  Stock has been limited sporadic with the last sale price of the Common Stock being $.08 on December 20, 2010.

Holders of Common Stock

As of December 22, 2010, there were of record 40 holders of our Common Stock.

Dividend Policy

We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our Common Stock for the foreseeable future.

Future cash dividends, if any, will be at the discretion of our Board of Directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our Board of Directors may deem relevant. We can pay dividends only out of our profits or other distributable reserves and dividends or distribution will only be paid or made if we are able to pay our debts as they fall due in the ordinary course of business.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the state statute and our bylaws.

Under state statute, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)  a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)  a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)  a transaction from which the director derived an improper personal profit; and

(4)  willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by state law. Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of December 22, 2010 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director, and named executive officer, and (iii) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities.

We had 78,525,000 shares of common stock outstanding on December 21, 2010, however, we anticipate that within the next 60 days that we will have amended our Articles of Incorporation to effect an increase of our authorized shares of common stock and will have issued an additional 100,948,684 shares of Common Stock immediately after such amendment.  Therefore, this table displays both our current beneficial ownership structure and the effect of such amendment and issuance.

Names and Addresses of Beneficial(1) Owners	Amount and Nature of Beneficial Ownership on December 23, 2010	% of Class	Amount and Nature of Beneficial Ownership after issuances following increase of authorized shares	% of Class
Chen Jinchai, Director	0	0	0	0
Zhao Zhimeng, Chief Financial Officer	0	0	0	0
Zeng Jin, Director	0	0	0	0
Zhang Xiqing Chief Operating Officer	0	0	0	0
Chen Jinle, Chief Executive Officer And Chairperson of the Board(2)	27,483,750	35.0%	62,815,789	35.0%
Hung, Tsui Mei(3)	61,851,263	78.8%	162,196,111	90.4%
Chen Yilong(2)	7,067,250	9.0%	16,152,632	9.0%
Chen Yongbin(2)	4,711,500	6.0%	10,768,421	6.0%
Zhao Shan’gao(2)	4,711,500	6.0%	10,768,421	6.0%
Chen Jinchai, Director	0	0	0	0
Zhao Zhimeng, Chief Financial Officer	0	0	0	0

Whitehall, Montague & Co. (4) All directors and officers as a group (4 persons)	6,820,000 27,483,750	8.7% 35.0%	6,820,000 62,815,789	3.8% 35.0%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities anticipated to be exercisable or convertible at or within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. The indication herein that shares are anticipated to be beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.

(2)	Represents shares this person is entitled to purchase from Hung Tsui Mei under an option agreement.
(3) (4)

Address of this shareholder is Yongle Development Zone, Huangjing Town, Taicang City, Jiangsu Province, China, 215427. This person has granted options to purchase all of his shares for nominal consideration to 16 persons, including Chen Jinle, Zhao Shan’gao, and Chen Yongbin.

Address of this shareholder is 73-726 Alessandro, Suite 103, Palm Desert, California  92260. Includes 4,250,000 shares held of record by Whitehall Montague, Inc. , 400,000 shares held by IPO Capital, 350,000 shares owned by Western Lucrative Enterprises (a Nevada Corp); and 1,820,000 shares beneficially held through Orion Investment, Inc. The control person of Whitehall Montague is Dempsey Mork. Shares of Whitehall, Montague are owned by a the MCC Profit Sharing Plan, which has a professional trustee and whose beneficiaries include Neville Pearson, the former officer and director of the Company prior to the acquisition of Golden and the Chief Financial Officer of Whitehall, Montague & Co., Dempsey Mork, and other persons. The MCC Profit Sharing Plan also owns 100% of Western Lucrative and IPO Capital. Mr. Mork and Mr. Pearson disclaim beneficial ownership of the shares held by the MCC Profit Sharing Plan to the extent that their interest in the Company shares owned by the Profit Sharing Plan depends on when, if ever, that such person begins to receive retirement distributions, the future value of other Plan investments, and the lifespan of each such beneficiary. Mr. Mork is a beneficiary of the MCC Profit Sharing Plan but he does not control that entity.

Item 3.02. Unregistered Sales of Equity Securities.

On the Closing we issued 70,000,000 shares of Common Stock to the two shareholders of Golden and three non-US finders,  and agreed to issue an additional 100,948,684 shares to the two Golden Shareholders. The issuance of shares was exempt under Section 4(2) of the Securities Act as a transaction not involving any public offering or solicitation.

Item 4.01 Changes in Registrant’s Certifying Accountant.

(a) Dismissal of Previous Independent Registered Public Accounting Firm.

The report of Sam Kan & Company dated March 31, 2010 on the Company's financial statements for the fiscal years ending December 31, 2009 and 2008 did not contain an adverse opinion or disclaimer of opinion, and such report was not qualified or modified as to uncertainty, audit scope, or accounting principle, except that such report did contain an explanatory paragraph which noted that there was substantial doubt as to the Company's ability to continue as a going concern.

During the fiscal years ending December 31, 2009 and 2008, and through the interim period from January 1, 2009 to December 22, 2010, the date of Sam Kan & Company's dismissal, the Company did not have any disagreements with Sam Kan & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Sam Kan & Company's satisfaction, would have caused them to make reference thereto in their reports on the Company's financial statements for such years.

During our two most recent fiscal years and the subsequent interim period through December 22, 2010, the date of Sam Kan & Company's dismissal, the Company has not consulted with Sam Kan & Company regarding either (i) the application of the accounting principles to a specified transaction, either complete or proposed; or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

We provided Sam Kan & Company with a copy of this Current Report on Form 8-K prior to filing such report with the Securities and Exchange Commission. We requested that Sam Kan & Company provide us with a letter stating whether or not it agrees with the above statements. A copy of the letter provided by Sam Kan & Company is filed as Exhibit 16.1 to this Form 8-K.

(b) Engagement of New Independent Registered Public Accounting Firm.

On December 22, 2010 the Board appointed Bernstein & Pinchuk LLP (the “B&P”) as our new independent registered public accounting firm. The decision to engage B&P was approved by our Board of Directors on December 22, 2010.  During the two fiscal years ended December 31, 2009, and the interim period until the engagement of B&P, the Company  did not consult with B&P on the  application  of accounting  principles to any specific transaction nor the type of audit opinion that  might  be  rendered  on the  Company's  financial  statements.  Further, B&P did not provide any written or oral advice that was an important factor considered by us in reaching a decision as to any such accounting, auditing or financial reporting or any matter being the subject of disagreement or "reportable event" or any other matter as defined in Regulation S-K, Item 304 (a)(1)(iv) or (a)(1)(v).

Item 5.01  Changes In Control of the Registrant

On the Closing Date, pursuant to the terms of the Exchange Agreement, the Company has  agreed to acquire Golden by issuing 170,948,684 shares of Common Stock of the Company, constituting 95.25% of the company.  Due to a shortage of currently authorized shares, 70,000,000 shares were issued at the Closing of the acquisition and the remaining amount will be issued after the Company has completed an amendment to its articles to increase its authorized shares.   As of this time, 78,525,000 shares are issued and outstanding.   Other than the transactions and agreements disclosed in this Form 8-K, we know of no arrangements which may result in a change in control at a subsequent date.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 22, 2010, upon the closing of the Share Exchange, all prior directors and officers of Matches, Inc., have agreed to resign from their positions, and prior to their resignation, Chen Jinle, Chen Jinchai, and Zeng Jin, were appointed to serve as directors, provided, however, that the resignation of Neville Pearson as director shall be effective on the tenth day following the filing by the Company of an Information Statement on Schedule 14F-1 with the Securities and Exchange Commission (the “SEC”) and provided further, however, that the election of Zeng Jin and Chen Jinchai as directors shall be effective on the tenth day following the filing by the Company of an Information Statement on Schedule 14F-1 with the SEC.

All former executive officers of Matches, Inc. resigned on closing date, and Chen Jinle, Zhao Zhimeng and Zhang Xiqing were appointed to serve as our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, respectively.

All executive officers are elected annually by the Board of Directors for a one-year term until the election and qualification of their successors.

Set forth below is information regarding our current directors and executive officers:

Name	Age	Position
Chen Jinle	39	Chief Executive Officer, Chairman
Zhao Zhimeng	40	Chief Financial Officer
Zhang Xiqing	48	Chief Operating Officer
Chen Jinchai	32	Director (1)
Zeng Jin	36	Director(1)

(1)

Appointed as a member of our board of directors on December 22, 2010, effective as of the tenth day after the filing of an Information Statement on Schedule 14F-1 with the SEC.

Chen Jinle is our Chief Executive Officer and Chairman of our board of directors since December, 22, 2010.  Mr. Chen is the founder and president of Suzhou Jinkai Textile Co, Ltd. since its inception in 2001.  Mr. Chen has followed his family business in textile trading since the year 1987. During 1997 - 2001, Mr. Chen engaged in chemical-fiber-products trading business in Changshu City, Jiangsu province. Mr. Chen has also been in the executive positions of some governmental or industrial organizations, including President of Huangjing Trade Association of Chemical Fiber Texturing, President of Taicang Fujian Chamber of Commerce, and Member of Chinese People's Political Consultative Conference of Taicang.

Zhao Zhimeng  is our Chief Financial Officer since December 22, 2010. Mr. Zhao has been the chief financial officer of Suzhou Jinkai Textile Co, Ltd since 2010.  Prior to this, Mr. Zhao was the Chief Financial Officer for Asia Dekor, a Singapore listed company.  From 1999-2000, Mr Zhao worked as an auditor for Arthur Andersen China and from 1993-1998, Mr. Zhao worked as an auditor for Shenzhen Shekou Zhongua Accountants firm.  Mr. Zhao graduated from Chang An University in 1993, with a bachelor’s degree in Accounting.

Zhang Xiqing  is our Chief Operating Officer since December 22, 2010. Mr Zhang graduated from Tianjin Industry University with a master’s degree in macromolecular material and a professional title of advanced engineer. 1989-1992: Chemical Fiber Research Facility Director, Tianjin Petroleum and Chemical Corporation Research Academy. 1992-1997: Pre-texturing Workshop Director, Guangdong Xiqiao Synthetic Fiber Co.,Ltd; 1997-2004: Production Manager, Fujian Heshun Chemical Fiber Co.,Ltd; 2004-2007: Production Manager, Jiangsu Shenjiu Chemical Fiber Co.,Ltd. Mr Zhang joined JinKai in 2007 and is assigned as the manager of production department.

Chen Jinchai was appointed as a member of our board of directors on closing date, effective as of the tenth day after the filing of an Information Statement on Schedule 14F-1 with the SEC. Ms. Chen is the cashier manager and corporate finance manager of Suzhou Jinkai Textile Co, Ltd since 1999.  Ms. Chen graduated from the Fuzhou Tourism Institute in 1997, with a degree in tourism management.

Zeng Jin was appointed as a member of our board of directors on closing date, effective as of the tenth day after the filing of an Information Statement on Schedule 14F-1 with the SEC. Mr. Zeng has been the general manager of Suzhou Jinkai Textile Co, Ltd. since 2007.  Prior to this, he worked for Zhongji International Industry Co., Ltd. in Hong Kong as a project director for enterprise merger and reorganization from 2003-2006.  From 1997-2003, Mr. Zeng worked as a sales manager for China Heshun Industry Group, a polyester fiber manufacturer.  Mr. Zeng graduated from Fujian Normal University Fuqing Campus in 1997 with a major in international trading.

Neville Pearson is still a member of the Board of Directors, but has tendered his resignation from the Board, effective as of the tenth day after the filing of an Information Statement on Schedule 14F-1 with the SEC.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of our Company during the past ten years.

Executive Compensation

The following table sets forth the compensation paid or accrued by us to our Chief Executive Officer and Chief Financial Officer. Our Chief Executive Officer had a salary exceeding $100,000 for the year of 2009 and 2008.  Our Chief Financial Officer’s compensation did not exceed $100,000 for the last two completed fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary	Other	Total

Chen Jinle Chief Executive Officer	2009	$120,097	-	$120,097
	2008	$105,085	-	$105,085

Zhao Zhimeng Chief Financial Officer	2009	$0	-	$0
	2008	$0	-	$0

 Employment Agreements with Executive Officers

We do not have any employment agreements with our executive officers.

Director Compensation

Currently our directors serve without compensation.

Certain Relationships and Related Transactions, and Director Independence

Director Independence

Currently, the Company does not have any independent directors. Since the Company’s Common Stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination.

Under NASDAQ Listing Rule 5605(a)(2), an "independent director" is a "person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director."

We do not currently have a separately designated audit, nominating or compensation committee.  However, we do intend to comply with the independent director and committee composition requirements in the future.

Item 5.06.          Change in Shell Company Status

As described in Item 1.01 of this Current Report on Form 8-K, on the Closing Date, we acquired Golden Stone Rising Limited (“Golden”), a British Virgin Islands corporation that, through its subsidiaries and controlled companies in the PRC, is in the business of producing chemical fiber for the textile industry.  Pursuant to the terms of the Exchange Agreement, the Company has to agreed to acquire Golden Stone Rising Ltd  by issuing 170,948,684 shares of Common Stock of the Company, constituting 95.25% of the company.  Due to a shortage of currently authorized shares, 70,000,000 shares were issued at the Closing of the acquisition and the remaining amount will be issued after the Company has completed an amendment to its articles to increase its authorized shares.  As of this time, 78,525,000 shares are issued and outstanding.

As the result of the consummation of the Share Exchange, we are no longer a shell company as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Item 8.01 Other Events.

On December 17, 2010, we issued a press release announcing the consummation of the transactions contemplated by the Share Exchange Agreement. The press release is annexed hereto as Exhibit 99.3.

Item 9.01 Financial Statement and Exhibits.

(a)  Financial Statements of Business Acquired.

The Audited Consolidated Financial Statements of Suzhou Jinkai as of December 31, 2009 and 2008 are filed as Exhibit 99.1 to this current report and are incorporated herein by reference.

The Unaudited Consolidated Financial Statements of Suzhou Jinkai as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009 are filed as Exhibit 99.2 to this current report and are incorporated herein by reference.

(b)  Pro Forma Financial Information.

The following pro forma balance sheet has been derived from the balance sheet of Matches, Inc. at September 30, 2010, and adjusts such information to give the effect of the acquisition of Golden, a British Virgin Island corporation, as if it would have existed on September 30, 2010.  The following pro forma earnings per share (EPS) statement has been derived from the income statement of Suzhou Jinkai and Golden and adjusts such information to give the effect that the acquisition by Matches, Inc. occurred on January 1, 2009. The pro forma balance sheet and EPS statement is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition would have existed on September 30, 2010 or December 31, 2009.

Matches, Inc.

PRO FORMA BALANCE SHEET

September 30, 2010

	Jinkai	Taicang Kehui Consultants Service Limited	Triple Success Holding LLC	Golden Stone Rising Limited	Matches, Inc.	Pro forma Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$3,559,878	$-	$70,464	$-	$160		$-	$3,630,502
Restricted cash	9,449,430	-	-	-	-		-	9,449,430
Note receivable	2,497,044	$-	-	-	-		-	2,497,044
Accounts receivable, net	10,872,740	-	-	-	-		-	10,872,740
Advance to suppliers	5,183,086	$-	-	-	-		-	5,183,086
Inventories	3,584,558	-	-	-	-		-	3,584,558
Loans to third parties	119,206	-	-	-	-		-	119,206
Total current assets	35,265,942	-	70,464	-	-		-	35,336,566

Property, plant and equipment, net	16,996,992	-	-	-	-		-	16,996,992
Land use rights and land development, net	4,076,335	-	-	-	-		-	4,076,335
Long term investment	-	-	-	100	-		(100)	-
	$56,339,269	$-	$70,464	$100	$160	$		$56,409,893
LIABILITIES AND EQUITY
Current liabilities
Short-term bank loans	$18,378,346	$-	$-	$-	$-		$-	$18,378,346
Notes payable	16,812,098	-	-	-	-		-	16,812,098
Accounts payable	1,001,159	-	-	-	-		-	1,001,159
Advances from customers	1,331,981	-	-	-	-		-	1,331,981
Income tax payable	652,833	-	-	-	-		-	652,833
Other payables	3,805,224	-	-	-	28		-	3,805,252
Amount due to shareholder	64,197	-	70,364	100	-		-	134,661
Capital lease payable-current portion	311,738	-	-	-	-		-	311,738
Total current liabilities	42,357,576	-	70,364	100	28		-	42,428,068
Capital lease payable-long-term portion	262,197	-		-	-		-	262,197
Related party loan		-	-	-	10,000		-	10,000
Total Liability	42,691,773	-	70,364	100	10,028		-	42,700,265
Equity
Common stock ($.001 par value; 80,000,000 shares authorized, 8,525,000 shares issued and outstanding at September 30, 2010)	-	-	-	1,450	8,525		(1,450)	8,525
Common stock ($.001 par value; 170,948,684 shares to be issued issued and outstanding at September 30, 2010)	-	-	-	-	-		170,949	170,949
Contribute capital	10,880,070	-	100	-	-		(10,880,170)	-
Additional Paid-In Capital	-	-	-	(1,450)	58,437		10,633,741	10,690,728
Statutory reserve	685,367	-	-	-			-	685,367
Retained earnings	(96,157)	-	-	-	(76,830)		76,830	(96,157)
Accumulated other comprehensive income	1,727,168	-	-	-	-		-	1,727,168
Total equity attributable to the Company	13,196,448	-	100	-	(9,868)		(100)	13,186,580
Noncontrolling interests	523,048	-	-	-	-		-	523,048
Total equity	13,719,496	-	100	-	(9,868)		(100)	13,709,628
	$56,339,269	$-	$70,464	100	$160		$(100)	$56,409,893

PRO FORMA EARNINGS PER SHARE

	Year Ended	Nine months Ended
	December 31, 2009	September 30, 2010
Net loss attributable to holders of common shares	$4,803,064	$3,888,781

Net loss Per Share
Basic and diluted	$0.03	$0.02

Weighted average number of common shares outstanding
Basic and diluted	179,473,684	179,473,684

Notes to Pro Forma Financial Statements

On December 22, 2010, we acquired Golden Stone Rising Limited, a British Virgin Islands company (“Golden”), that, through its subsidiary and controlled operations in the People’s Republic of China (the “PRC” or “China”), is in the business of producing polyester chemical fibers.

On December 22, 2010, the (“Closing Date”), pursuant to the terms of the Agreement and Plan of Reorganization (the “Exchange Agreement”), the Company has acquired Golden Stone Rising Ltd by agreeing to issue 170,948,684 shares of Common Stock of the Company, constituting 95.25% of the company.  Due to a shortage of currently authorized shares, 70,000,000 shares were issued at the Closing of the acquisition and the remaining amount will be issued after the Company has completed an amendment to its articles to increase its authorized shares.   As of this time, 78,525,000 shares are issued and outstanding.

As a result of the transactions described above, Matches Inc. became the record and beneficial owner of 100% of the share capital of Golden and therefore owns 100% of the share capital of its subsidiaries and contractually controlled subsidiaries indirectly.

As a result of the Exchange Agreement, Matches Inc. will have 78,525,000 shares of common stock issued and outstanding. Pursuant to the terms of the Exchange Agreement, Golden’s officers and directors were appointed as Matches Inc.’s officers and directors, and Neville Pearson resigned from each officer position held. The transaction was regarded as a reverse merger whereby Golden was considered to be the accounting acquirer.

The preceding pro forma balance sheet represents the combined financial position of Golden and Matches Inc. as of September 30, 2010, as if the closing of the Exchange Agreement occurred on September 30, 2010.

The pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the acquisition of Golden had been consummated as of the beginning of the period indicated, nor is necessarily indicative of the results of future operations.

Assumptions and Adjustments:

1)

At closing and pursuant to the Exchange Agreement, Matches Inc. acquired all of the issued and outstanding capital stock of Golden in exchange for the issuance of 170,948,684 common shares of Matches Inc.;

2)	At closing, common stock of Matcheswill be reclassified to additional paid-in-capital to reflect the additional shares of common stock issued as part of the Exchange Agreement.

(c)  Shell Company Transactions.

Reference is made to Items 9.01(a) and 9.01(b) and the exhibits referred to therein which are incorporated herein by reference.

(d)  Exhibits.

Exhibit No.	Description
2.1 10.1 10.2 10.3 10.4 10.5

Share Exchange Agreement

Entrusted Management Agreement

Shareholders’ Voting Proxy Agreement

Exclusive Option Agreement

Shares Pledge Agreement

Call Option Agreement between Hung Tsui Mei and 16 persons, with schedule of details.

99.1	The Audited Consolidated Financial Statements of Golden as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007**
99.2	The Unaudited Consolidated Financial Statements of Golden as of June 30, 2010 and for the six months ended June 30, 2010 and 2009*
99.3	Press Release dated December 17, 2010

* Revised version filed with amendment 1.  All other exhibits were filed with the original Current Report on Form 8-K.

** Revised version filed herewith.

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 20, 2011

Matches, Inc.

By: /s/    Chen Jinle

Name: Chen Jinle

Title: Chief Executive Officer